Exhibit 10.12

HOTEL AND CASINO MANAGEMENT AGREEMENT

By and Among

[MGMTCO],

a [                ] limited liability company

as Manager,

[OPCO],

a [                ] limited liability company

as Tenant

and

[PROPCO],

a Delaware limited liability company

as Landlord

Dated as of August 31, 2010

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16.14.3	Gaming Requirements	41

16.14.4	Gaming Laws	41

16.14.5	Effective Date	41

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EXHIBITS

Exhibit “A”	Definitions

Exhibit “B”	Other CMBS Entities

Exhibit “C”	Environmental Disclosures

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HOTEL AND CASINO MANAGEMENT AGREEMENT

This HOTEL AND CASINO MANAGEMENT AGREEMENT (this “Agreement”) is dated as of August 31, 2010 but is effective as of the Effective Date (as defined below), and is made and entered into by and among [OPCO], a [                ] limited liability company, or its successors and assigns (“Tenant”), whose address is c/o Harrah’s Entertainment, Inc., One Caesars Palace Drive, Las Vegas, Nevada 89109, [PROPCO], a Delaware limited liability company, whose address as of the date hereof is c/o Harrah’s Entertainment, Inc., One Caesars Palace Drive, Las Vegas, Nevada 89109 and [MGMTCO], a [                ] limited liability company, or its successors and assigns (“Manager”), whose address is c/o Harrah’s Entertainment, Inc., One Caesars Palace Drive, Las Vegas, Nevada 89109. Tenant, Landlord (as defined below) and Manager are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

A. Landlord owns, and Tenant holds a leasehold interest in, that certain real property (the “Land”), and Tenant owns or holds a leasehold interest in related assets, in each case located at [                    ] upon which a luxury hotel and casino resort complex commonly known as “[                ] Resort & Casino” (the “Resort”) exists.

B. Manager is a wholly-owned subsidiary of Harrah’s Entertainment, Inc., a Delaware corporation (“HET”), which has, through its subsidiaries, experience in conducting gaming, hotel and related businesses.

C. Substantially contemporaneously with the execution of this Agreement, Manager is entering into that certain Second Amended and Restated Shared Services Agreement (the “Shared Services Agreement”), by and among Manager, Harrah’s Operating Company, Inc., a Delaware corporation and a direct subsidiary of HET (“HOC”) and the other parties thereto, with respect to the provision by HOC of certain shared (including centralized) services to and on behalf of Manager (among others).

D. Substantially contemporaneously with the execution of this Agreement, Manager is entering into that certain (i) Trademark License Agreement (the “Property-Specific License Agreement”), by and among Manager, Tenant and Landlord, for the right of Manager and Tenant to use certain intellectual property specific to the Resort and (ii) Amended and Restated License Agreement (the “System License Agreement”), by and among Manager, Tenant, Landlord and Harrah’s License Company, LLC, a Nevada limited liability company (“HLC”), for the right of Manager, Tenant and Landlord to use certain intellectual property of HLC and/or its Affiliates (as defined below).

E. Tenant desires to engage Manager to manage and operate the Resort, and Manager desires to operate the Resort, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Tenant, Landlord and Manager agree as follows:

ARTICLE I.

DEFINITIONS AND EXHIBITS

1.1 Definitions. All capitalized terms used without definition in this Agreement shall have the meanings assigned to such terms in Exhibit “A” attached hereto and by this reference incorporated herein.

1.2 Exhibits. The exhibits listed in the table of contents and attached hereto are incorporated in, and deemed to be an integral part of, this Agreement.

ARTICLE II.

APPOINTMENT/TERM

2.1 Grant of Authority.

2.1.1 Grant of Authority and Duty of Manager. Tenant hereby grants to Manager the exclusive right, authority and discretion, and instructs Manager, during the Term, to take, and Manager shall take, all such actions for and on behalf of Tenant as are reasonably necessary or advisable to Operate the Manager Operated Areas subject to any and all limitations set forth in this Agreement and at all times in accordance with each of the following: (a) the System Standards; (b) the requirements and limitations set forth in this Agreement; (c) the requirements and limitations set forth in the Operating Leases; (d) the Proprietary Information and Systems, (e) the Operating Permits and (f) the Legal Requirements. For the avoidance of doubt but subject to Section 2.2 below, in no event shall Manager be responsible for, or have liability in connection with, the operation or management of any Third-Party Operated Areas. Subject to and in accordance with the foregoing and the Property-Specific License Agreement, the System License Agreement and the Shared Services Agreement, Manager shall have the sole authority and responsibility to (i) determine operating policy, standards of Operation, quality of service, the maintenance and, subject to the limitations on the obligation of Tenant to make Capital Improvements hereunder, the physical appearance of the Hotel and any other matters affecting operations and management; and (ii) supervise and direct all phases of advertising, sales, and business promotion for the Manager Operated Areas specifically and the Resort generally.

2.1.2 Specific Authorizations. Without limiting the generality of the authority granted to Manager in Section 2.1.1 and subject to the limitations set forth in Section 2.1.1 and Section 5.7, Manager is specifically authorized to:

(a) establish rates for the usage of all guest rooms and other Manager Operated Areas, including all: (i) room rates for individuals and groups; (ii) charges for room service, food and beverage; (iii) charges for recreational and other guest amenities at the Manager Operated Areas (consistent with the corporate policy applicable to the Other Managed Resorts); (iv) policies with respect to Complimentaries and other services at the Manager Operated Areas; (v) billing policies (including entering into agreements with credit card organizations); (vi) price and rate schedules; and (vii) rents, fees and charges for all leases, concessions or other rights to use or occupy any public space in the Manager Operated Areas;

(b) establish all policies and procedures for Gaming Operations at the Casino;

(c) supervise and direct the collection of income of any nature from the Operation of the Manager Operated Areas and issue receipts with respect to, and use reasonable efforts to collect all charges, rent and other amounts due from guests, lessees and concessionaires of the Manager Operated Areas, and use those funds, as well as funds from other sources as may be available to the Manager Operated Areas, in accordance with this Agreement;

(d) use reasonable efforts to collect and account for and remit to Governmental Authorities all applicable Gaming, sales, use, gross receipts, value added, LET, excise or similar Taxes and all other Taxes, assessments, duties, levies and charges imposed by any Governmental Authority and collectible by the Manager Operated Areas directly from Gaming customers, patrons or guests (including those Taxes based on the sales price of any goods, services, or displays, gross receipts or admissions);

(e) supervise and purchase or lease, or arrange for the purchase or lease of, all FF&E and Supplies that Manager determines to be necessary or advisable for the Operation of the Manager Operated Areas in accordance with this Agreement; provided, however, Tenant shall have the sole obligation and responsibility to purchase, lease or otherwise acquire all Gaming Equipment for the Casino;

(f) negotiate, enter into and administer, in the name of Tenant, all service contracts and licenses Manager deems necessary or advisable for the Operation of the Manager Operated Areas including, without limitation, contracts and licenses for (i) health and life safety systems; (ii) maintenance of all electrical, mechanical, plumbing, HVAC, elevator, boiler and all other building systems; (iii) electricity, gas, telecommunications (including television and internet service); (iv) cleaning, laundry and dry cleaning; (v) use of copyrighted materials (including music and videos); and (vi) entertainment;

(g) negotiate, enter into and administer, in the name of Tenant, contracts for the use of the Manager Operated Areas by individuals and groups;

(h) at the request of Tenant, negotiate and administer, in the name of Tenant, licenses and concession agreements for the right to use or occupy any public space within the Manager Operated Areas, including any retail, office or lobby space;

(i) institute in its own name, or in the name of Tenant or the Manager Operated Areas, all legal actions or proceedings to (i) collect charges, rent, or other income derived from the Manager Operated Areas’ Operations; (ii) oust or dispossess guests, tenants or other Persons in possession therefrom (excluding any Third-Party Operator); or (iii) terminate any license or concession agreement for the breach thereof or default thereunder by the tenant, licensee or concessionaire (excluding any Third-Party Operating Agreement);

(j) take actions to challenge, protest, appeal and/or litigate to final decision in any appropriate court or forum any Applicable Laws affecting the Manager Operated Areas or any alleged non-compliance with, or violation of, any Applicable Law, provided that the non-compliance with, or violation of, Applicable Law during such challenge, protest, appeal or litigation does not result in the closing of the Manager Operated Areas or any material portion or material facility of the Manager Operated Areas, and does not impose any material risk of criminal or civil liability on Manager or Tenant;

(k) appoint counsel, defend, and control any and all legal actions or proceedings (i) in which Manager is a named party; (ii) that relate to legal actions or proceedings involving multiple Other Managed Resorts; (iii) that relate to compliance with the requirements of Gaming Laws; or (iv) that relate to policies, procedures or business practices of Manager or its Affiliates; provided, however, that (A) in determining what portion, if any, of the cost of any legal actions or proceedings described in clause (i), (ii) or (iii) above is to be allocated to the Manager Operated Areas, due consideration shall be given to the potential impact of such legal action or proceeding on the Manager Operated Areas as compared with the potential impact on Manager or its Affiliates or on Other Managed Resorts; and (B) if Tenant is also a named party in such legal actions or proceedings, or if such legal actions or proceedings also relate to portions of the Resort other than or in addition to the Manager Operated Areas, Tenant shall have the right to appoint separate counsel to prosecute and defend its interests, such appointment being at Tenant’s sole cost or expense unless the underlying legal action or proceeding relates to the Operation (as opposed to the ownership) of the Manager Operated Areas, in which case such cost (or an equitable portion thereof, to the extent the action or proceeding also relates to other portions of the Resort) shall be treated as an Operating Expense;

(l) take such actions within Manager’s reasonable control as Manager determines to be necessary or advisable to comply with (i) all Applicable Laws (provided, however, Manager shall not be a guarantor of the Resort’s compliance with such Applicable Laws); and (ii) the terms of all insurance policies;

(m) in conjunction with the “Total Rewards” program or such other player development programs implemented at the Resort, provide Complimentaries and accept Markers from Casino customers in accordance with its promotion of Gaming Operations at the Resort; provided, however, in the exercise of its reasonable business judgment and in conjunction with player development programs, Manager shall obtain from patrons receiving Markers, to the extent permitted, and in accordance with [                ] Gaming Laws, appropriate documentation in accordance with overall Markers policies established for the Casino from time to time;

(n) collect all charges, rents, Markers and other amounts due on account of the Casino and pursue all remedies available pursuant to Applicable Laws and/or the terms and conditions of relevant contracts, as applicable and necessary, from the Casino guests, patrons, tenants, subtenants, and other parties providing exclusive services and concessionaires;

(o) subject to in all respects the terms and conditions of the Operating Leases and the CMBS Financing Documents, exercise authority over Tenant’s Operating Account for the Casino, which will have Working Capital sufficient to Operate and safely cover all initial wagers and payouts and allocate funds from the Operating Accounts for any further Working Capital necessary to cover and maintain the funds necessary and required to Operate the Casino and the Gaming Operations therein in accordance with Applicable Laws (including, without limitation, [            ] Gaming Laws) and otherwise as permitted for steady play and operation by ordinary and high-roller player categories;

(p) upon notice and at the expense of Tenant (and not as an Operating Expense), prepare or coordinate the preparation of all financial reports required under ARTICLE VII;

(q) at the request and expense of Tenant (and not as an Operating Expense), take actions within Manager’s reasonable control to discharge any lien, encumbrance or charge against the Manager Operated Areas or any component of the Manager Operated Areas;

(r) supervise and maintain reasonably complete books of account and records relating to or reflecting the results of Operation of the Manager Operated Areas specifically, and the Resort and Tenant generally, in accordance with the CMBS Financing Documents, [            ] Gaming Laws, GAAP and, to the extent applicable, the Uniform System;

(s) incur indebtedness in the name and on behalf of Tenant including trade payables for goods and services incurred in the ordinary course of business in the Operation of the Manager Operated Areas, to the extent permitted under the CMBS Financing Documents;

(t) use reasonable efforts to keep the Manager Operated Areas and the FF&E in good operating order, repair and condition, consistent with System Standards, including making necessary replacements, improvements, additions and substitutions thereto in accordance with this Agreement and the Operating Lease;

(u) take such actions as are customary and usual in the Operation of the Manager Operated Areas in accordance with the Operating Standard; and

(v) take such actions as Manager deems necessary or advisable to perform all duties and obligations required to be performed by Manager under this Agreement.

2.2 Other Operations of Manager.

2.2.1 Operation of Other Managed Resorts. Tenant acknowledges that it has selected Manager to Operate the Manager Operated Areas on behalf of Tenant in substantial part because of Manager’s, and Affiliates of Manager’s, management and operation of a chain of first-class hotels and resorts. Tenant further acknowledges that it has determined, on an overall basis, that the benefits of (a) utilizing Manager’s and its Affiliates’ expertise, especially in the [            ] market; and (b) having the Resort operated as part of the Managed Resorts are substantial, notwithstanding that all hotels owned, Operated and/or managed by Manager might not benefit equally. Tenant acknowledges that Manager and/or its Affiliates presently own and manage various hotel and casino properties around the world including those located within the State of Nevada and in Las Vegas or Clark County (i.e., [Caesars Palace, Harrah’s Las Vegas, Harrah’s Laughlin, Flamingo Las Vegas, Rio Las Vegas, Paris Las Vegas, Bally’s Las Vegas, Bill’s Gamblin’ Hall and Saloon, Planet Hollywood and Imperial Palace]) and in Atlantic City,

New Jersey (i.e., [Harrah’s Atlantic City, Showboat Atlantic City, Bally’s Atlantic City and Caesars Atlantic City]), which may directly or indirectly compete with the business of the Hotel. Tenant further acknowledges that in certain respects all hotels and casinos compete on a national, regional and local basis with other hotels and casinos, and that conflicts may, from time to time, arise between the Hotel and the Casino and/or the Resort and the Other Managed Resorts. Accordingly, provided that Manager is at all times operating the Resort in compliance with the Operating Standard, Tenant shall have no right to object to and hereby waives any conflict in the ownership and Operation by Manager or its Affiliates of any and all Other Managed Resorts (including the Other Managed Resorts). In furtherance of the foregoing, Manager shall have no obligation to minimize conflict between the Resort and the Other Managed Resorts but intends to proceed, in its Operation of the Manager Operated Areas and in the operation and management of the Other Managed Resorts, in a good faith manner and in a manner reasonably deemed to serve the overall best interests, on a long term basis, of the Managed Resorts as a group. The Parties agree that this Section 2.2 shall constitute the entirety of Manager’s obligations with respect to any such potential conflicts of interest regarding competition between the Hotel and the Casino and/or the Resort and the Other Managed Resorts.

2.2.2 Placement Rights. Subject to the Property-Specific License Agreement and that certain license agreement by and between Landlord and HLC for the right for HLC to use certain intellectual property specific to the Resort, Manager and its Affiliates shall have the right to include the Resort in marketing programs (including any marketing program included as part of Centralized Services and any specific marketing program for the Resort) carried out in conjunction with the Other Managed Resorts and, as more specifically described in Section 2.1.2 above, promote and/or advertise its Other Managed Resorts at the Resort including, without limitation, using any “Harrah’s” trade name or any Trademarks licensed pursuant to the System License Agreement. Manager shall request, pursuant to the Shared Services Agreement, that HOC advertise the Resort in a manner which is not materially different than with respect to the hotels/casinos comprising the Other Managed Resorts in [                ].

ARTICLE III.

FEES AND EXPENSES

3.1 Operating Fees.

3.1.1 Base Fee. As consideration for Manager’s services during the Term, Tenant shall pay to Manager a base fee each fiscal month (the “Base Fee”) equal to the Allocable Percentage multiplied by two percent (2%) of Revenue during such fiscal month following the Effective Date and thereafter until the expiration or earlier termination of the Term.

3.1.2 Incentive Fee. In addition to the Base Fee, Tenant shall pay to Manager each fiscal month an incentive fee (the “Incentive Fee”) equal to the Allocable Percentage multiplied by five percent (5%) of EBITDAM for such fiscal month.

Notwithstanding the foregoing, the payment of the Operating Fees shall be subject to the limitations and adjustments set forth in Section 5.1.22(u) of the Mortgage Loan Agreement (including the Performance Threshold set forth therein and the minimum and maximum amounts payable thereunder in certain circumstances). For the avoidance of doubt, with respect to any Subject Fees not paid to Manager hereunder as a result of the limitations in such Section 5.1.22(u) of the Mortgage Loan Agreement, such Subject Fees will be deposited by Tenant into the Blocked Account (as defined in the Mortgage Loan Agreement) pursuant to the terms of the Mortgage Loan Agreement (which shall be applied subject to and in accordance with terms of the Mortgage Loan Agreement). In the event the Subject Fees are released from the Blocked Account to Tenant pursuant to the terms of the Mortgage Loan Agreement, Tenant shall promptly deliver such Subject Fees to Manager.

3.2 Reimbursements to Manager. Tenant shall promptly reimburse Manager for any and all reasonable costs and expenses (without duplication) actually incurred by Manager in the performance of its duties and obligations hereunder and/or in connection with this Agreement to the extent consistent with past practice of Tenant’s Operation of the Premises prior to the date hereof (whether incurred on behalf of Tenant or otherwise) (in each case, all of which shall be treated as “Operating Expenses”, “Capital Expenditures,” or otherwise, as the case may be, hereunder) including the following:

(a) the Operating Personnel Costs paid by Manager or its Affiliates in connection with the Operating Personnel;

(b) the Operating Personnel Costs payable to all employees of Manager and its Affiliates while working on an assignment for the benefit of the Resort, Tenant or its Affiliates;

(c) lodging and travel expenses of all employees of Manager and its Affiliates actually and reasonably incurred in performing Manager’s duties hereunder and/or in connection with this Agreement in accordance with Manager’s standard corporate travel policy as in effect (and delivered to Tenant) from time to time (the “Corporate Travel Policy”);

(d) the expenses paid or reimbursed by Manager or its Affiliates to all independent consultants to the extent of services rendered for the benefit of the Resort;

(e) payments made or incurred by Manager or its Affiliates, or its or their employees, to third-parties for goods and services in the Operation of the Hotel;

(f) all taxes and similar assessments (other than Manager’s income, profits or gains taxes) levied against any reimbursements payable to Manager under this Agreement for expenses incurred for Tenant’s account, including the reimbursable expenses described in this Section 3.2;

(g) reasonable out-of-pocket legal fees incurred by Manager in connection with the Operation of the Manager Operated Areas; and

(h) all other expenditures which are authorized, permitted or required under the provisions of this Agreement which have been paid or funded by Manager on Tenant’s behalf.

For the avoidance of doubt, (i) to the extent that any Operating Personnel Costs or other cost or expense reimbursable to Manager or its Affiliates are not incurred solely for the benefit of the Resort, only the prorated portion thereof appropriately allocable to the Resort shall be charged to Tenant and (ii) any reimbursable costs shall be charged to Tenant without mark-up or premium of any kind or nature. In addition, in no event shall Tenant have any obligation to pay Manager (or reimburse Manager for) any cost or expense more than once, however classified or categorized.

3.3 Shared Services Charges. Tenant shall pay the Shared Services Charges in arrears for all Shared Services as described in Section 4.2 for the Manager Operated Areas for the immediately preceding Invoice Period. Manager shall apply such Shared Services Charges to the applicable Shared Services.

3.4 Intentionally Omitted.

3.5 Payment of Fees and Expenses.

3.5.1 Due Dates. The Operating Fees, Reimbursable Expenses and Shared Services Charges, each as calculated herein, shall be due to Manager within ten (10) days after Tenant’s receipt of an invoice evidencing the current amount of Operating Fees, Reimbursable Expenses and/or Shared Services Charges due and owing for the period set forth in the respective invoice (the “Invoice Period”), including any outstanding unpaid amounts owed to Manager from prior Invoice Periods. Operating Fees shall be invoiced monthly in arrears.

3.5.2 No Offset. All payments by Tenant under this Agreement and all related agreements between the Parties or their respective Affiliates shall be made pursuant to independent covenants, and Tenant shall not set off any claim for damages or money due from Manager or any of its Affiliates to Tenant.

3.5.3 Place and Means of Payment. All fees and other amounts due to Manager or its Affiliates under this Agreement shall be paid to Manager in U.S. Dollars, in immediately available funds, at the location(s) specified by Manager from time to time. Manager may pay such fees and other amounts owed to Manager or its Affiliates directly from the Operating Account and if sufficient funds are not then available in the Operating Account Tenant will promptly provide sufficient funds therefor upon the request of Manager. In addition, Manager may require that any such payments be effected through electronic debit/credit transfer of funds programs specified by Manager from time to time, and Tenant agrees to execute such documents (including independent transfer authorizations), pay such fees and costs and do such things as Manager reasonably deems necessary to effect such transfers of funds.

3.6 Application of Payments. All payments by Tenant, or Manager on behalf of Tenant, pursuant to this Agreement and all related agreements shall be applied as designated by Manager.

3.7 Taxes. Without duplication, Tenant shall pay to Manager an amount equal to any Gaming, sales, use, gross receipts, value added, LET, excise or similar tax assessed against Manager by any Governmental Authority that is calculated on Reimbursable Expenses or Shared Services Charges required to be paid by Tenant under this Agreement (but not, for avoidance of doubt, the Operating Fees), other than income or franchise taxes assessed against Manager.

ARTICLE IV.

SHARED SERVICES

4.1 Shared Services. Tenant acknowledges that (a) certain shared (including centralized) services, including Services and Centralized Services (both as defined in the Shared Services Agreement) (the “Shared Services”) are provided or made available to a majority of the Other Managed Resorts, including the Other CMBS Entities; (b) the Shared Services are an essential element in maintaining uniformity in the Operation of the Other Managed Resorts, as applicable; and (c) such Shared Services are being provided to Manager (and the Other CMBS Entities) by HOC for the benefit, in the case of Manager only, of the Resort pursuant to the Shared Services Agreement. Manager intends to provide the Shared Services (provided by HOC to Manager pursuant to the Shared Services Agreement) to the Resort in a first-class manner which is not materially less favorable than those provided to the Other Managed Resorts in Las Vegas and Atlantic City. Any Shared Services to be provided under this Agreement or the Shared Services Agreement may be provided by Manager, HOC or an Affiliate of either of them, or at locations other than the Manager Operated Areas, or by a third party designated by Manager, HOC or an Affiliate of either of them (the “Third-Party Centralized Services”). Tenant and Manager acknowledge and agree that the Manager Operated Areas shall participate in all Shared Services as determined by Manager, and Tenant shall pay all Shared Services Charges for, and comply with all terms and requirements of, such Shared Services in accordance with the provisions of the Shared Services Agreement.

4.2 Shared Services Charges.

4.2.1 Calculation of Shared Services Charges. The amounts charged to the Manager Operated Areas for the Shared Services (the “Shared Services Charges”) shall be (i) the amounts charged by HOC to Manager pursuant to the Shared Services Agreement and (ii) the actual amounts, if any, charged to Manager for any Third-Party Centralized Services.

4.2.2 Allocation of Costs. Tenant acknowledges that from time to time there might be a current surplus or current deficit of funds for any one (1) or more Shared Services, and that any retention of funds for use at a later date (including interest earned thereon) shall not constitute a profit. Tenant acknowledges that the charges for Third-Party Centralized Services may include a profit component to such third party.

4.2.3 Right to Pay Third-Party Providers. Manager shall have the right (but not the obligation) to pay (directly or through an Affiliate) any amounts due to a third party for any Third-Party Centralized Services provided to the Manager Operated Areas, in which case, notwithstanding anything to the contrary in this Agreement, such amounts shall be deemed to be Reimbursable Expenses for all purposes under this Agreement.

4.3 Modification of Shared Services. Tenant acknowledges that the Shared Services are an integral part of Manager’s and its Affiliates’ operation of the Other Managed Resorts, including the Other CMBS Entities, and Manager and its Affiliates need the flexibility to modify the Shared Services to respond to market trends, customer demands, economic conditions, technological advances and other factors affecting the operation of Other Managed Resorts, including the Other CMBS Entities, as they may change from time to time. Accordingly, Tenant and Landlord acknowledge that the Shared Services may be modified from time to time pursuant to the terms of the Shared Services Agreement.

ARTICLE V.

OPERATION OF THE MANAGER OPERATED AREAS

5.1 Maintenance and Repair; Capital Improvements.

5.1.1 Required Maintenance and Repair and Capital Improvements. Without limiting any right of Manager hereunder, Manager, at Tenant’s expense, shall have the authority to perform all ordinary maintenance and repair and all such Routine Capital Improvements and Building Capital Improvements (a) as Manager determines are necessary or advisable to keep the Manager Operated Areas in material compliance with the Operating Standard; and (b) as Manager determines are necessary or advisable to comply with, and cure or prevent the violation of, any Applicable Laws; provided, that, notwithstanding anything to the contrary in this Section 5.1, from and after the Transition Period Commencement Date (as hereinafter defined) Manager will no longer have the authority to perform any Capital Improvement of any kind, including ROI Capital Improvements described in Section 5.1.2, Building Capital Improvements and Routine Capital Improvements, in each case without the prior approval of Landlord (with the consent of Mortgagee) or Mortgagee unless otherwise required by Applicable Law.

5.1.2 ROI Capital Improvements. Without limiting any right of Manager hereunder, Manager, at Tenant’s expense, shall have the authority to perform all ROI Capital Improvements, subject to Section 5.1.1. Tenant shall not make any ROI Capital Improvements or other capital improvements, without the prior written consent of Manager in each instance, not to be unreasonably withheld, conditioned or delayed. If, at any time during the Term, Manager determines that any capital improvement within the Resort does not, or when constructed will not, comply in all material respects with System Standards, Manager shall be entitled (but not obligated) to provide notice of such determination to Tenant (a “System Standards Deficiency Notice”). Within fifteen (15) days after receipt of any System Standards Deficiency Notice, Tenant shall respond in detail to such allegation. In furtherance of the foregoing:

(a) Tenant represents and warrants to Manager that the Resort, as of the Effective Date, will meet the Physical Standards and that the Resort complies with the Physical Standards as required thereunder. With respect to the Operating Standards, Tenant acknowledges and agrees that Manager and its Affiliates have the exclusive rights to modify the Operating Standards, from time to time, in Manager’s and its Affiliates’ sole discretion; provided that any such modification (i) does not reduce the Operating Standard of the Resort to a standard of quality that is lower than the Operating Standard in effect as of the date hereof and (ii) otherwise complies with Tenant’s obligations under the Operating Leases; and

(b) in the event of any change in Operating Standards or the Physical Standards which would necessitate any Routine Capital Improvement or ROI Capital Improvement, Manager shall provide Tenant with a written description of any material changes to the respective System Standards and, if available at such time, the estimated cost of such changes, and Tenant shall be obligated to fund any modifications, upgrades, replacement or introduction of computers (i.e., hardware and software), telecommunications and technology systems that are required for the Managed Resorts to interface with Manager and the Other Managed Resorts (e.g., hardware and software needed for the operation of Manager’s reservations systems) in accordance with the policies or programs implemented by Manager for such items (including, without limitation, with respect to the timing of such implementation).

5.1.3 Compensation to Manager. In the event that Manager agrees to perform all supervisory services necessary to carry out ROI Capital Improvements (e.g., replacement of roof, driveways, elevators, HVAC, or that require other structural changes or alterations to the Resort, etc.), Manager shall be paid a market supervisory fee in connection therewith in an amount to be mutually agreed upon between Tenant and Manager, and Manager shall have the authority to complete such ROI Capital Improvements. In the event Manager elects to have a third party perform or supervise such ROI Improvements, such third party shall be selected by Manager.

5.1.4 Remediation of Design or Construction Defect. If the design or construction of the Manager Operated Areas is defective, and the defective condition presents a risk of injury to persons or damage to the Manager Operated Areas or other property, or results in non-compliance with the System Standards or Applicable Law, then Manager shall have the authority to perform all work necessary to remedy such design or construction defect in the Manager Operated Areas. Tenant acknowledges that such work shall be performed at Tenant’s expense.

5.2 Operating Personnel.

5.2.1 General. Manager shall, in its sole discretion, be responsible for directing the hiring, discharging, promoting, supervising, training and compensating of the Executive Personnel and the Operating Personnel.

5.2.2 Tenant as Employer. All Operating Personnel shall be employees of Tenant. All Operating Personnel Costs shall be paid on behalf of Tenant by Manager, and shall be Operating Expenses paid to Manager by Tenant out of the Payroll Account(s) or, if advanced by Manager (which Manager shall have no obligation to do), then the advancement of funds by Manager shall be treated as a reimbursable expense as set forth in Section 3.2.

5.2.3 Labor Relations. Manager is hereby delegated with responsibility on Tenant’s behalf to negotiate with any labor unions representing the Operating Personnel. Any collective bargaining agreement or labor contract resulting therefrom shall be executed by Tenant as the employer of the Operating Personnel. In addition, it is understood that Manager shall have the right to appoint labor counsel for any such labor negotiations.

5.2.4 Manager Personnel. Provided that Manager is Operating the Resort in accordance with the Operating Standard and is otherwise in compliance in all material respects with all of the terms and conditions of this Agreement, Manager shall have the right to allocate the services and time of any Operating Personnel between the Manager Operated Areas and (a) Other Managed Resorts, and/or (b) the local, regional or central office(s) of Manager, its Parent Company and their respective Affiliates. In addition, Manager may assign its (or its Affiliates’) employees from Other Managed Resorts or from its corporate offices to the Resort.

5.2.5 Benefit Plans.

(a) Manager shall have the right (but shall not be required) to provide eligible Operating Personnel who are not covered by collective bargaining or similar arrangements with benefits of: (i) incentive plans; (ii) pension, profit sharing or other employee retirement plans; and (iii) disability, health, welfare or other benefit plans now or hereafter applicable to employees of Other Managed Resorts. Manager shall charge the Resort with the Resort’s pro rata share of the costs and expenses of such plans allocated to the Resort equitably and otherwise on the same basis as allocated to participating Other Managed Resorts.

(b) Manager may (but shall not be required to) provide benefits and allow participation in such plans on whatever modified basis as it may determine appropriate under the circumstances and may waive any waiting period or any preconditions to coverage or participation otherwise applicable to such employees. No statement, promise, representation or warranty regarding the terms of such plans or the participation or coverage of employees shall be enforceable, binding or effective in any way unless made in writing and signed by an authorized representative of Manager.

5.2.6 Corporate Personnel. Tenant shall reimburse Manager or its Affiliates for all reasonable out-of-pocket costs and expenses (including travel, lodging, food and beverage consumption) incurred by any Corporate Personnel in accordance with the Corporate Travel Policy who travel to the Manager Operated Areas to perform technical assistance or other services pursuant to the terms of this Agreement and/or at the request of Manager.

5.2.7 Whenever applicable in this Section 5.2, costs and expenses will apply only to the prorated portion thereof as are appropriately allocable to the Operation of the Resort in accordance with this Agreement, the Operating Leases and the Shared Services Agreement.

5.3 Bank Accounts.

5.3.1 Authority over Bank Accounts. Subject in all respects to the terms and conditions of the Operating Leases and the CMBS Financing Documents, Manager shall have operational authority (including signatory authority) over Tenant’s existing bank accounts (the “Bank Accounts”), which Bank Accounts shall be in the name of Tenant, doing business as “[                ]”, shall be owned by Tenant and shall use the taxpayer identification number of Tenant. Tenant shall take such actions necessary to establish such authority. The Bank Accounts may include:

(a) one (1) or more accounts for the purposes of collecting all funds received in the Operation of the Manager Operated Areas (collectively, the “Operating Account”); and

(b) one (1) or more accounts into which amounts sufficient to cover all Operating Personnel Costs shall be deposited from time to time by Manager (by transfer of funds from the Operating Account) or Tenant (if sufficient funds are not then available in the Operating Account) (collectively, the “Payroll Account”).

5.3.2 Authorized Signatories. Subject in all respects to the terms and conditions of the Operating Leases and the CMBS Financing Documents, Manager’s designees shall be the only Persons authorized to draw funds from the Bank Accounts, and Manager shall be entitled to make deposits in all of the Bank Accounts in accordance with this Agreement and Manager’s standard accounting policies and practices for substantially all of the Other Managed Resorts.

5.3.3 Liability for Loss in Bank Accounts. Tenant shall bear all losses suffered in any of the Bank Accounts, or in any investment of funds into any such Bank Account, and Manager shall have no liability or responsibility for such losses.

5.3.4 Disbursement of Funds from Tenant. Subject in all respects to the terms and conditions set forth in the CMBS Financing Documents and the Operating Leases, Manager shall have, and Tenant shall cause Manager to have, authority to access and direct all funds then on deposit in the Collection Account and/or the Cash Management Account (as defined in the Mortgage Loan Agreement) (which may constitute “Operating Accounts” hereunder). Subject to the terms and conditions set forth in the CMBS Financing Documents, Manager shall have the authority to cause the disbursement of funds on deposit in the Operating Account in connection with Manager’s management and operation of the Resort as set forth herein.

5.4 Purchasing. Manager or its Affiliates may, in its discretion, make centralized purchasing programs available to the Managed Resorts (whether on a national, regional, mandatory, optional or other basis) (each, a “Purchasing Program”). Manager shall make its Purchasing Program available to the Resort on terms not materially different that those offered to Other Managed Resorts (including the Other CMBS Entities) in Nevada or New Jersey. Manager may elect, in its discretion, but subject to the terms of this Section 5.4, to purchase any FF&E and Supplies for the Operation of the Manager Operated Areas from a Purchasing Program maintained by Manager or its Affiliates, provided that Manager shall use reasonable efforts to ensure the total cost of goods and services (including any mark-up, expense, fees and/or other remuneration attributable to providing such services and net of any discounts or rebates which would have been available) determined as a whole and on an annual basis is generally on terms no less favorable to Tenant than that which would be available through unrelated third-party vendors in an arm’s-length transaction. Tenant acknowledges and agrees that Manager and its Affiliates shall have the right, from time to time, to (a) modify the fees, costs or terms of any such Purchasing Program, including adding FF&E and Supplies to, and deleting FF&E and Supplies from, such Purchasing Program; (b) terminate all or any portion of any such Purchasing Program; (c) subject to this Section 5.4, receive payments, fees, commissions or reimbursements from suppliers and third parties in respect of such purchases; and (d) subject to this Section 5.4, own or have investments in such suppliers. Subject to the foregoing, Manager reserves the right to offer FF&E and Supplies for sale to hotel and casino owners and other Persons and to designate itself and/or any of its Affiliates as the sole supplier for any FF&E and Supplies.

5.5 Parking & Driveway Areas. In the event that at any time during the Term, the Parking & Driveway Areas are not included as part of the Manager Operated Areas, Manager shall have the right to approve the arrangements for such Operation, including the identity of any Third-Party Operator and in any event, Tenant shall ensure that sufficient parking within the Parking & Driveway Areas is made available for the Operation of the Manager Operated Areas, in locations and on terms reasonably approved by Manager.

5.6 Use of Affiliates by Manager. In performing its obligations under this Agreement, Manager from time to time may use the services of one (1) or more of its Affiliates. If an Affiliate of Manager performs any of the services Manager is required to provide under this Agreement, Manager shall be ultimately responsible to Tenant for its Affiliate’s performance.

5.7 Limitation on Manager’s Obligations.

5.7.1 Availability of Sufficient Funds. Manager’s obligations under this Agreement are subject in all respects to the availability of sufficient funds from the Operation of the Manager Operated Areas, or which are otherwise provided by Tenant. All costs and expenses of Operating the Manager Operated Areas shall be payable out of funds from the Operating Accounts, or which are otherwise provided by Tenant. In no event shall Manager be obligated to pledge or use its own credit or advance any of its own funds to pay any such costs or expenses for the Manager Operated Areas. Accordingly, notwithstanding anything to the contrary in this Agreement, Manager shall be relieved from its obligations to Operate the Manager Operated Areas in compliance with the Operating Standard and in accordance with this Agreement whenever and to the extent that Manager is prevented or restricted in any way from doing so by reason of (a) the occurrence of a Force Majeure Event; (b) Tenant’s breach of its obligation to provide sufficient funds as required under this Agreement following any foreclosure or deed in lieu of foreclosure under the Mortgage; or (c) any limitation or restriction in this Agreement on Manager’s authority or ability to expend funds in respect of the Manager Operated Areas, but solely to the extent such limitation or restriction prevents Manager from performing its obligations hereunder.

5.7.2 Pre-Existing Conditions and External Events. If any environmental, construction, personnel, real property-related or other problems arise at the Manager Operated Areas during the Term that (a) relate to the Operation or condition of the Manager Operated Areas, or activities undertaken at the Manager Operated Areas or on the Land, prior to the Effective Date; or (b) are caused by or arise from sources outside of the Manager Operated Areas, Manager’s services under this Agreement shall not extend to management of any remediation, abatement or other correction of such problems, and Tenant shall retain full managerial and financial responsibility and liability for and control over the remediation, abatement and correction of such problems, and shall take such actions in a timely manner with as little disturbance or interruption of the use and Operation of the Manager Operated Areas as reasonably practicable. Notwithstanding the foregoing, in the event such problems exist, Manager may elect, in its sole and absolute discretion, to undertake reasonable remediation, abatement and correction efforts; provided, however, if there is a reasonable likelihood that such problems could cause criminal or civil liability to Manager or damage to the Manager Operated Areas or injury to persons or property and regardless of whether or not Tenant has requested Manager to take any such curative actions, Manager shall have the right to take all reasonably necessary steps to comply with any Applicable Law, or to avoid criminal or civil liability to Manager, or damage to the Manager Operated Areas or injury to Persons or property; provided, further, that any and all reasonable costs and expenses incurred by Manager in connection therewith shall be paid or reimbursed promptly by Tenant.

5.8 Ownership of FF&E. Tenant and Manager acknowledge and agree that all fixtures, structures and other improvements and all FF&E shall become the property of Landlord upon the terms set forth in Section 5.7 of the Operating Lease.

5.9 Resort Guest Data and Employee Data. Tenant hereby represents, warrants and covenants that through the date hereof it has at all times collected, stored, transmitted, processed and maintained in all material respects all Resort Guest Data and Employee Data in accordance with all Applicable Laws and all privacy policies in place from time to time in connection with the Operation of the Resort and the other Properties. Tenant hereby represents, warrants and covenants that through the date hereof it has at all times collected, stored, transmitted, processed and maintained in all material respects all Resort Guest Data and Employee Data in a manner that would permit Manager and/or Tenant to transfer such Resort Guest Data and Employee Data subject to and in accordance with Section 13.4.4 of this Agreement. Each of Tenant and Manager hereby represents, warrants and covenants that at all times during the term of this Agreement it shall collect, store, transmit, process and maintain in all material respects all Resort Guest Data and Employee Data in accordance with all Applicable Laws and all privacy policies in place from time to time in connection with the Operation of the Resort. Each of Tenant and Manager hereby represents, warrants and covenants that at all times during the term of this Agreement it shall collect, store, transmit, process and maintain in all material respects all Resort Guest Data and Employee Data in a manner that would permit Manager and/or Tenant to transfer such Resort Guest Data and Employee Data subject to and in accordance with Section 13.4.4 of this Agreement. Each of Tenant and Manager agrees and acknowledges that the privacy policies applicable to the Resort Guest Data and Employee Data may not be amended, supplemented or otherwise changed in a manner that would expressly prohibit Manager and/or Tenant from transferring such Resort Guest Data and Employee Data to Landlord or Landlord’s designee in accordance with Section 13.4.4 of this Agreement without the prior written consent of Lender.

ARTICLE VI.

CONFIDENTIALITY

6.1 General Obligations. Each Party shall keep strictly confidential the terms, conditions and provisions of this Agreement and all Manager Confidential Information and Tenant Confidential Information, as applicable. Each Party shall also assure the other that its officers, employees and representatives will keep secret and treat as confidential all such Confidential Information.

6.2 Exceptions. Section 6.1 shall not apply to information:

(a) which shall become published or otherwise generally available to the public, except in consequence of a willful or negligent act or omission by the recipient party in contravention of the obligations in Section 6.1;

(b) to the extent made available to the recipient party by a third party who is entitled to divulge such information and who is not under any obligation of confidentiality in respect of such information to the other Party or which has been disclosed under an express statement that it is not confidential;

(c) to the extent required to be disclosed by Applicable Laws or by any recognized stock exchange or Governmental Authority or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the disclosure is subject, whether or not having the force of law, provided that the Party disclosing the information shall notify the other Party of the information to be disclosed (and of the circumstances in which the disclosure is alleged to be required) as early as reasonably possible before such disclosure must be made and shall take all reasonable action to avoid and limit such disclosure;

(d) which has been independently developed by the recipient Party otherwise than in the course of the exercise of that Party’s rights under this Agreement or the implementation of this Agreement;

(e) which, in order to perform its obligations under or pursuant to this Agreement, either Party is required to disclose to a third party (provided such party agrees to be bound by the same duty of confidentiality);

(f) which is disclosed to any applicable tax authority to the extent required by a legal obligation; or

(g) required to obtain the advice of professionals or consultants who are necessary to perform the services under this Agreement to the applicable standards, financing for the Resort from an institutional lender or investor who is known to be reputable, or in furtherance of a permitted or proposed sale of the Resort to a third party who is known to be reputable (provided any such party agrees to be bound by the same duty of confidentiality and that no Manager Confidential Information will be disclosed to a Prohibited Person).

Each Party acknowledges that the disclosure or unauthorized use of the other Party’s Confidential Information in violation of this ARTICLE VI will cause irreparable injury to Manager and/or its Affiliates, for which monetary damages would not provide an adequate remedy.

6.3 Public Statements. The Parties shall cooperate with each other on all press releases and other public statements relating to the Manager Operated Areas or the Resort and neither Party shall issue any press release or other public statement relating to the Manager Operated Areas or the Resort without the prior written approval of the other Party, except for any public statement required under Applicable Law, provided that Manager may make public statements and press releases regarding the Manager Operated Areas in connection with the Operation of the Manager Operated Areas and in the ordinary course of Manager’s business.

With respect to any public statement required under Applicable Law, the issuing Party shall provide the other Party with a reasonable opportunity to review and comment upon any such statement prior to its issuance. In addition, either Party may make reference to the Manager Operated Areas, this Agreement and such Party’s business in connection with making Securities Exchange Commission filings, any notice or filing required by the [                ] Gaming Authorities, investor and lender reports and presentations, financing documents and offering materials.

6.4 Survival. The provisions of this ARTICLE VI shall survive any expiry or termination of this Agreement, except that the provisions of Section 6.2(e) and (g) above shall end upon the expiration or termination of this Agreement.

ARTICLE VII.

BOOKS AND RECORDS

7.1 Maintenance of Books and Records. Manager shall keep and maintain or shall cause to be kept and maintained on an Operating Year basis, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs, and all items of income and expense, in connection with the Operation of the Resort. Tenant shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Manager or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Tenant shall desire. All of the financial books and records of the Resort, including books of account and front office records shall be the property of Tenant; provided, however, Manager shall be entitled to retain, at its cost, a copy of such books and records.

7.2 Financial Reports. Manager will furnish, or cause to be furnished, to Tenant on or before sixty (60) days after the end of each fiscal quarter the following items: (i) quarterly and year-to-date operating statements (including Capital Expenditures) noting such information as is necessary and sufficient to fairly represent in all material respects the financial position and results of Operation of the Resort during such quarter, all in form reasonably satisfactory to Tenant; and (ii) a calculation reflecting the Revenues, gross hotel and casino revenues, EBITDAM and Capital Expenditures (allocated between maintenance and growth), in each case for the immediately preceding twelve (12) month period as of the last day of such quarter.

7.3 Certified Financial Reports. Manager will furnish to Tenant annually, within no more than one hundred twenty (120) days following the end of each Operating Year of Manager, a complete copy of the annual financial statements of the Resort, audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Tenant in accordance with GAAP (or such other accounting basis acceptable to Tenant) covering the Resort for such Operating Year and containing statements of profit and loss for the Resort and a balance sheet for the Resort (the “Certified Financial Reports”). All such Certified Financial Reports shall set forth the financial condition and the results of operations for the Resort for such Operating Year, and shall include, but not be limited to, amounts representing Manager’s reasonable and good faith determination of aggregate annual EBITDAM from the Resort and capital expenditures (allocated between maintenance and growth) at the Resort. The Certified Financial Reports, as described above, shall be accompanied by (1) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Operating Year, and (2) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Tenant. Any audits performed by or on behalf of Manager (and any audited materials and other information provided to Tenant, as required hereunder in order for Manager to comply with the requirements of this Section 7.3) may be performed with respect to the Managed Resorts on a “combining basis” (so that a single audit of the Managed Resorts, rather than an individual audit for the Resort, may be performed and provided).

7.4 Delivery of Reports, Statements and Other Information. Any reports, statements or other information required to be delivered under this ARTICLE VII shall be delivered (i) in paper form, (ii) via email, or, (iii) if requested by Tenant and within the capabilities of Manager’s data systems without change or modification thereto, in other electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows or Microsoft Excel for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

ARTICLE VIII.

TRANSFERS

8.1 Assignments Restricted. Except as otherwise permitted in this ARTICLE VIII, [and approved by the [            ] Gaming Authorities,] neither Tenant nor Manager shall directly or indirectly (i) sell, assign, mortgage, convey, alienate, sublease or otherwise transfer, directly or indirectly, by operation of law or otherwise, this Agreement, (ii) permit any assignment of this Agreement by operation of law, (iii) sell, convey or transfer, directly or indirectly, by operation of law or otherwise, any capital stock, membership interests, partnership interests, trust units, or any other direct or indirect equity interest in Tenant or Manager, in each case if same would result in Tenant or Manager no longer being directly or indirectly at least 50% owned and controlled by HET (provided there shall have been no Transfer of Control in HET) (each of the foregoing, an “Assignment”), without the prior written consent of the other Party (and, other than in connection with an Assignment to a person described in clause (i) of the definition of Alternate Manager, the consent of Mortgagee), which consent may be granted or withheld in such Party’s (or the Mortgagee’s) sole and absolute discretion. Any Assignment by a Party in violation of the terms of this ARTICLE VIII shall be void and of no force or effect as between the Parties and shall constitute an Event of Default. In no event shall an Alternate Manager have the right to earn greater or additional fees or expenses than those set forth in this Agreement.

8.2 Transfers and Permitted Assignments. Landlord shall be permitted to collaterally assign its rights under this Agreement pursuant to the CMBS Financing Documents. Additionally, subject in all respects to the terms and conditions of the CMBS Financing Documents and the Operating Leases, Tenant and Manager agree that any transactions whereby Tenant and Manager continue to be majority owned and controlled by HET (provided there shall have been no Transfer of Control in HET) shall be permitted, provided that immediately prior to such Assignment, no Event of Default (under and as defined in the Operating Lease and the CMBS Financing Documents) shall have occurred and be continuing.

8.3 If Tenant, Manager, or Mortgagee (to the extent required) consents in writing to an Assignment, (a) Tenant or Manager shall give prior written notice of such Assignment to the other Party and to Mortgagee, (b) any assignee of Tenant’s or Manager’s interest under this Agreement shall be required to execute and deliver an assumption of all obligations of Tenant or Manager hereunder that are applicable to such Assignment, pursuant to an instrument satisfactory to the other Party and to Mortgagee, and (c) any such Assignment shall be conditioned upon obtaining and securing all necessary licenses and Approvals under Gaming Laws and other approvals and consents of Governmental Authorities.

8.4 With respect to any Assignment requiring Tenant, Manager, or Mortgagee’s consent, the other Party and Mortgagee shall be given not less than ten (10) days’ advance written notice of the proposed Assignment, which notice shall be delivered to the other Party and Mortgagee together with (i) a true and complete copy of the proposed instrument(s) of the Assignment, and (ii) such other information and documents as the other Party and Mortgagee may reasonably request or is otherwise required under the CMBS Financing Documents. Tenant or Manager shall pay, on demand, the other Party’s and Mortgagee’s reasonable costs and expenses in connection with their consideration of whether to grant any such consent to an Assignment (but no fee in excess of $750 shall be charged in connection therewith except as set forth in the Mortgage Loan Agreement).

8.5 Effect of Permitted Transfer. Consent to any particular Transfer shall not be deemed to be consent to any other Transfer or a waiver of the requirement that consent be obtained in the case of any other Transfer. Upon any Transfer by Tenant or Manager permitted under this ARTICLE VIII or consented to by the other Party, the transferor shall be relieved of all liabilities and obligations under this Agreement accruing from and after the effective date of such Transfer.

ARTICLE IX.

INSURANCE AND INDEMNIFICATION

9.1 Insurance. At all times during the term of this Agreement, Tenant and Landlord shall maintain, for the benefit of Manager, Mortgagee and Lenders, such insurance policies required pursuant to the Mortgage Loan Agreement. After any foreclosure, deed-in-lieu of foreclosure or similar exercise of remedies under the Mortgage, Landlord shall maintain such insurance policies required under the Mortgage Loan Agreement (regardless of whether the Mortgage Loan Agreement has been terminated) or such other insurance policies as are acceptable to or required by Landlord or Mortgagee.

9.2 Waiver of Liability.

9.2.1 WAIVER OF LIABILITY. AS LONG AS A PARTY AND ANY AFFILIATES REQUESTED BY SUCH PARTY ARE A NAMED INSURED OR ADDITIONAL INSURED UNDER THE OTHER PARTY’S INSURANCE POLICIES, OR THE POLICIES OTHERWISE PERMIT IF SUCH PARTY OR ITS AFFILIATES ARE NOT SO NAMED, SUCH PARTY HEREBY RELEASES THE OTHER PARTY, AND ITS AFFILIATES, AND ITS AND THEIR TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, AND THE SUCCESSORS AND ASSIGNS OF

EACH OF THE FOREGOING, FROM ANY AND ALL LIABILITY, DAMAGE, LOSS, COST OR EXPENSE INCURRED BY THE RELEASING PARTY, WHETHER OR NOT DUE TO THE NEGLIGENT OR OTHER ACTS OR OMISSIONS OF THE PERSONS SO RELEASED TO THE EXTENT SUCH LIABILITY, DAMAGE, LOSS, COST OR EXPENSE IS COVERED BY THE INSURANCE POLICIES OF THE RELEASING PARTY, BUT ONLY TO THE EXTENT OF INSURANCE PROCEEDS RECEIVED.

9.3 Indemnification.

9.3.1 Indemnification by Tenant. Subject to Sections 9.3.3 and 9.3.4, Tenant shall defend, indemnify, and hold harmless Manager and its Affiliates, and their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Manager Indemnified Parties”) for, from and against any and all Claims that any such party may have alleged against it, incur, become responsible for or pay out for any reason related to: (a) the design, construction, development, or ownership of the Resort; (b) the Resort (whether directly or indirectly, in whole or in part) to the extent arising or occurring prior to or subsequent to the Effective Date; or (c) Manager’s remediation, abatement and/or correction efforts as may be exercised in connection with Manager’s rights under Section 5.7.2, except in each case to the extent any Claim is caused by Manager’s Gross Negligence or Willful Misconduct.

9.3.2 Indemnification by Manager. Subject to Sections 9.3.3 and 9.3.4, Manager shall defend, indemnify, and hold harmless Tenant, Landlord, Mortgagee, each Lender and their respective Affiliates and their shareholders, members, partners, trustees, beneficiaries, directors, officers, employees and agents, and the successors and assigns of each of the foregoing (collectively, the “Tenant Indemnified Parties”) for, from and against any and all Claims that any Tenant Indemnified Party or Parties may incur, become responsible for, or pay out to the extent caused by Manager’s Gross Negligence or Willful Misconduct.

9.3.3 Insurance Coverage. Notwithstanding anything to the contrary in this Section 9.3, the Parties shall look first to the appropriate insurance coverages in effect pursuant to this Agreement or the Mortgage Loan Agreement prior to seeking indemnification under this Section 9.3 in the event any claim or liability occurs as a result of injury to persons or damage to property, regardless of the cause of such claim or liability; provided, however, if the insurance company denies coverage or reserves rights as to coverage, then the Indemnified Parties shall have the right to seek indemnification, without first looking to such insurance coverage. In addition, nothing contained in this Section 9.3 shall in any way affect the releases set forth in Section 9.2.1.

9.3.4 Indemnification Procedures. Any Indemnified Party shall be entitled, upon written notice to the Indemnifying Party, to the timely appointment of counsel by the Indemnifying Party for the defense of any Claim, which counsel shall be subject to the approval of the Indemnified Party. If, in the Indemnified Party’s reasonable judgment, a material conflict of interest exists between the Indemnified Party and the Indemnifying Party at any time during the defense of the Indemnified Party, the Indemnified Party may appoint independent counsel of its choice for the defense of the Indemnified Party as to such Claim. In addition, regardless of whether the Indemnified Party has appointed counsel or selects independent counsel (a) the

Indemnified Party shall have the right to participate in the defense of any Claim and approve any proposed settlement of such Claim (unless such settlement involves only the payment of money, the Indemnifying Party pays all amounts due in connection with or by reason of such settlement and, as part thereof, the Indemnified Party is unconditionally released from all liability in respect of such Claim, in which case such approval shall not be required); and (b) all reasonable costs and expenses (including attorneys’ fees and costs) of the Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party fails to timely pay such costs and expenses (including attorneys’ fees and costs), the Indemnified Party shall have the right, but not the obligation, to pay such amounts and be reimbursed by the Indemnifying Party for the same, together with interest thereon in accordance with Section 3.5 until paid in full. The Parties hereby acknowledge that it shall not be a defense to a demand for indemnity that less than all Claims asserted against the Indemnified Party are subject to indemnification. If a Claim is covered by the Indemnifying Party’s liability insurance, the Indemnified Party shall not knowingly take or omit to take any action that would cause the insurer not to defend such Claim or to disclaim liability in respect thereof. Nothing contained herein shall be construed to create a benefit for a third party except for Mortgagee, Lenders, and for other Indemnified Parties.

9.3.5 Survival. This Section 9.3 shall survive the expiration or any termination of this Agreement.

ARTICLE X.

RIGHT OF ACCESS

10.1 Right of Access. Without in any way limiting the provisions of the CMBS Financing Documents, Manager shall permit agents, representatives and employees of a Mortgagee or Lender to enter the Resort to inspect the Resort or any part thereof during reasonable business hours upon reasonable advance notice, subject to the rights of tenants under leases and subject to Gaming Laws and without material disturbance to guests; provided, however, that (a) any actual, out-of-pocket third-party expenses incurred in connection with such activities shall be at the sole cost and expense of Tenant or, if incurred by Manager, treated as Reimbursable Expenses, but in any event shall not be included as Operating Expenses and (b) subject to the terms and conditions of the CMBS Financing Documents and the Operating Leases, Tenant shall cause such Mortgagee or Lender to agree to treat as confidential any information such Mortgagee or Lender obtains from examining the books and records of the Manager Operated Areas. Mortgagee or Lender must conduct all its activities at the Hotel in a manner that will minimize disruption of the business Operations of the Hotel and not materially interfere with the use of the Hotel by Hotel guests.

ARTICLE XI.

BUSINESS INTERRUPTION

11.1 Proceeds of Business Interruption Insurance. The net proceeds of any Business Interruption Insurance claim (after the application of any deductible) shall be deposited in the Operating Account and used by Manager in the same manner as funds generated from the Operation of the Manager Operated Areas are used by Manager in accordance with this Agreement, including the payment of Operating Expenses, the Operating Fees, Shared Services Charges and Operating Personnel Costs and all other Reimbursable Expenses.

ARTICLE XII.

CASUALTY OR CONDEMNATION

12.1 Casualty. Manager, Tenant and Landlord shall comply with the provisions of the Mortgage Loan Agreement with respect to any Casualty at the Resort.

12.2 Condemnation. Manager, Tenant and Landlord shall comply with the provisions of the Mortgage Loan Agreement with respect to any Condemnation of the Resort.

ARTICLE XIII.

TERM; DEFAULT AND TERMINATIONS

13.1 Term. This Agreement shall commence on the Effective Date and shall expire at 11:59 p.m. on January 31, 2023, unless terminated earlier upon the expiration or termination of the Transition Period (the “Term”).

13.2 Event of Default by Manager; Tenant’s Right to Terminate Agreement Upon Manager Event of Default and Conditions to Termination.

13.2.1 Manager Events of Default. The following actions or events shall constitute a “Manager Event of Default” under this Agreement:

(a) if Manager shall assign this Agreement in violation of ARTICLE VIII;

(b) if there shall be instituted by or against Manager an insolvency or bankruptcy proceeding under any law or statute of any jurisdiction as now existing or hereafter amended or becoming effective, which proceeding (in the case of a proceeding instituted against Manager) is not discharged or dismissed within a period of sixty (60) consecutive days after the date on which such proceeding shall have been instituted; or if there shall be appointed a receiver for Manager; or if Manager shall make an assignment for the benefit of creditors;

(c) if any of Manager’s Gaming Approvals are lost, terminated, suspended or revoked; and

(d) other than as set forth in clauses (a), (b) or (c) above, if Manager shall fail to perform any of the other material covenants, duties or obligations set forth in this Agreement to be performed by Manager that is not cured within thirty (30) days following notice of such default from Tenant, Landlord or Mortgagee; provided, however, if (i) the default is not susceptible of cure within a thirty (30) day period but is susceptible of cure within a one hundred twenty (120) day period; (ii) the default cannot be cured solely by the payment of a sum of money; and (iii) the default would not expose Tenant or Landlord to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for up to an additional ninety (90) days (for an aggregate cure period of up to one hundred twenty (120) days) if Manager commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure.

TENANT AND LANDLORD ACKNOWLEDGE AND AGREE THAT IN NO EVENT SHALL MANAGER BE DEEMED IN DEFAULT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR APPLICABLE LAW SOLELY BY REASON OF (I) THE FAILURE OF THE FINANCIAL PERFORMANCE OF THE MANAGER OPERATED AREAS TO MEET TENANT’S OR LANDLORD’S EXPECTATIONS OR INCOME PROJECTIONS AS MORE PARTICULARLY DESCRIBED IN SECTION 16.3.1, (II) THE ACTS OF OPERATING PERSONNEL (PROVIDED THAT THIS CLAUSE (II) SHALL NOT LIMIT MANAGER’S OBLIGATIONS PURSUANT TO SECTION 9.3, TO THE EXTENT SUCH ACTS CONSTITUTE MANAGER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), (III) THE INSTITUTION OF LITIGATION OR THE ENTRY OF JUDGMENTS AGAINST TENANT, LANDLORD OR THE MANAGER OPERATED AREAS WITH RESPECT TO THE OPERATIONS THERETO, OR (IV) ANY OTHER ACTS OR OMISSIONS NOT OTHERWISE CONSTITUTING A DEFAULT OF MANAGER’S OBLIGATIONS UNDER THIS AGREEMENT.

13.2.2 Tenant’s Rights To Terminate Agreement and Conditions to Termination. Tenant (with the consent of Mortgagee), Landlord (with the consent of Mortgagee) or Mortgagee shall have the right to terminate this Agreement following a Manager Event of Default as described in this Section 13.2 (it being understood and agreed that, notwithstanding any provision of this Agreement to the contrary, and as more fully provided in Section 4.4 of the Operating Lease, upon any termination of this Management Agreement for any reason, or if Manager fails to perform any services under this Agreement including, but not limited to, transition assistance and other services as set forth in Sections 13.4.3 and 13.4.4 (but this Agreement shall not be terminated), then, subject to the payment to Tenant of the Operating Fees and other amounts otherwise owing to Manager hereunder, pursuant to and as more fully provided in Section 4.4 of the Operating Lease, Tenant shall be responsible to provide all of the services provided by Manager as described in and pursuant to and subject to the terms of this Agreement (including such transition services) and to perform all of the duties of Manager as described in and pursuant to and subject to the terms of this Agreement for the benefit of Landlord, and any successor to Landlord as landlord under the Operating Lease).

13.3 Event of Default by Tenant; Manager’s Rights to Terminate this Agreement and Conditions to Termination.

13.3.1 Tenant Events of Default. The following actions or events shall constitute a “Tenant Event of Default” (any of a Tenant Event of Default or Manager Event of Default, an “Event of Default”) under this Agreement:

(a) if there shall be instituted by or against Tenant an insolvency or bankruptcy proceeding under any law or statute of any jurisdiction as now existing or hereafter amended or becoming effective, which proceeding (in the case of a proceeding instituted against Tenant) is not discharged or dismissed within a period of sixty (60) consecutive days after the date on which such proceeding shall have been instituted; or if there shall be appointed a receiver for Tenant; or if Tenant shall make an assignment for the benefit of creditors;

(b) if Tenant fails to pay to Manager, as and when required herein, the fees and other amounts due to Manager following the date on which a foreclosure, deed-in-lieu of foreclosure or similar exercise of remedies under the Mortgage has occurred (such that Manager and Landlord are no longer affiliated entities) or during the Transition Period; provided that Manager (and not Tenant, pursuant to Section 13.2.2) is performing the duties and obligations of Manager hereunder (and if such failure to pay Manager such fees and other amounts continues for fifteen (15) days following receipt by Tenant, Landlord and Mortgagee of a written notice identifying such failure); and

(c) other than as set forth in (a) or (b) above, if, following the date on which a foreclosure, deed-in-lieu of foreclosure or similar exercise of remedies under the Mortgage has occurred (such that Manager and Landlord are no longer affiliated entities), Tenant or Landlord (or Mortgagee, on its or their behalf) fails to perform any of the other material covenants, duties or obligations set forth in this Agreement to be performed by such Party that is not cured within thirty (30) days following notice of such default from Manager to Tenant, Landlord and Mortgagee; provided, however, that if (i) the default is not susceptible of cure within a thirty (30) day period but is susceptible of cure within a one hundred twenty (120) day period; (ii) the default cannot be cured solely by the payment of a sum of money; and (iii) the default would not expose Manager to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for up to an additional ninety (90) days (for an aggregate cure period of up to one hundred twenty (120) days) if the defaulting Party commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure.

13.3.2 Manager’s Rights to Terminate Agreement. Manager shall have the right to terminate this Agreement following a Tenant Event of Default as described in this Section 13.3. Manager acknowledges and agrees that it shall have no right to terminate this Agreement except as expressly provided in this Section 13.3.

13.4 Termination Upon Mortgage and Lease Defaults; Diligence Activities; Transition Period; Transition Services.

13.4.1 Lease and Loan Defaults. The Parties acknowledge and agree that the Operating Leases may be terminated (i) by Mortgagee upon the occurrence of an Event of Default under (and as defined in) the Mortgage Loan Agreement (a “Mortgage Loan Default”) and (ii) by Landlord upon the occurrence of an event of default under either Operating Lease (a “Lease Default”).

13.4.2 Survival of this Agreement upon Loan Default or Foreclosure. For the avoidance of doubt, the parties wish to confirm and expressly agree that this Agreement shall survive any Mortgage Loan Default or any foreclosure, deed in lieu of foreclosure or similar exercise of remedies under the Mortgage Loan Agreement (subject to the express right of Manager to terminate this Agreement as described in Section 13.3, and not otherwise, and subject further to the express right of Tenant to terminate this Agreement as described in Section 13.2, and not otherwise) provided that, and for so long as, the Operating Leases remain in effect. Mortgagee shall not elect to terminate this Agreement unless the Operating Leases will also be terminated by Mortgagee (in which case the termination of this Agreement shall be effective upon the expiration of the Transition Period and the Mortgagee will terminate the Operating Leases at such time).

13.4.3 Diligence Activities and Transition Services.

(a) Manager agrees that, from and after the occurrence of any Mortgage Loan Default, Manager and Tenant shall, in addition to continuing to perform their duties and obligations hereunder pursuant to the terms hereof and under the Operating Leases, respectively, provide reasonable cooperation and assistance to Landlord and/or Mortgagee in conducting such diligence and related activities as Landlord and/or Mortgagee may from time to time reasonably request in anticipation of and in connection with the transfer of management of the Resort to a replacement operator, including in respect of the Tenant Propriety Information and Systems and other Intellectual Property utilized by Manager in operating the Resort (such activities, collectively, the “Diligence Activities”).

(b) Manager agrees that, immediately following the earliest to occur of (i) the thirtieth (30 th) day following a Lease Default (unless Mortgagee or a servicer on its behalf sends to Manager and Tenant a notice, within such thirty (30) days following the Lease Default, to the effect that such Lease Default shall not automatically trigger the Transition Period Commencement Date), (ii) at any time following the occurrence of a Mortgage Loan Default, the receipt by Manager and Tenant of a notice from Mortgagee (or a servicer on its behalf) requesting that the Transition Period commence (and confirming that Mortgagee is prepared for the Transition Period to commence), or (iii) the 30th day following a foreclosure or deed-in-lieu of foreclosure of the Premises (unless, within such thirty (30) days following such foreclosure, deed-in-lieu or assignment, Mortgagee or a servicer on its behalf sends to Manager and Tenant a notice to the effect that the foreclosure or deed-in-lieu shall not automatically trigger the Transition Period Commencement Date) (the earliest such date being hereinafter referred to as the “Transition Period Commencement Date”), Manager shall continue to manage the Resort pursuant to and subject to the terms of this Agreement and, in addition, in order to facilitate the orderly transition of the business of the Casino and the Resort as a going concern and the ability of Mortgagee to transfer that business to a third party subsequent to the commencement of the Transition Period, Manager shall provide cooperation and transition assistance to Landlord, any successor owner of the Resort and/or any third party replacement manager or management company identified by Landlord or any owner of the Resort in connection with its replacement of any of the Proprietary Information and Systems, Software, Manuals, and/or Identifiers owned and/or licensed by Manager and used by Manager or any Person in managing and Operating the Resort and/or providing any other services under this Agreement and the transfer of any Tenant Proprietary Information and Systems that is in the sole possession and/or control of Manager, its Affiliates or any other Person (such services, collectively, the “Transition Services”) for a period of two (2) years from the Transition Period Commencement Date (or less, (i) if Mortgagee or a servicer on its behalf notifies Manager that it is terminating the Transition Period prior to the expiration of such two (2)-year period or (ii) if Manager terminates this Agreement pursuant to a Tenant Event of Default under Section 13.3.1(b)) (such period, the “Transition Period”), provided that, except for its obligations to transfer Tenant Proprietary Information and Systems and other data required to be transferred under Section 13.4.4, nothing in this Agreement shall require Manager to share any Manager Confidential Information with any Prohibited Person. For the avoidance of doubt, during the pendency of the Transition Period, (i) the Operating Fees, Reimbursable Expenses, Shared Services Charges and all other amounts payable hereunder shall continue to be payable in the amounts, and as otherwise, set forth herein (provided that Manager (and not Tenant, pursuant to Section 13.2.2) is performing the duties and obligations of Manager hereunder including the Transition Services) and (ii) this Agreement shall otherwise not terminate until the end of the Transition Period.

13.4.4 Transfer of Resort Guest Data, Employee Data and Tenant Proprietary Information and Systems. Promptly following the Transition Period Commencement Date and also during the period immediately prior to the effective date of the termination of this Agreement at the end of the Transition Period, subject to Applicable Laws, Manager will, with the assistance of HOC pursuant to the Shared Services Agreement, transfer and assign to Landlord or Landlord’s designee a copy of all Resort Guest Data and Employee Data, in standard CSV formats reasonably satisfactory to Landlord, collected or held by, or otherwise in possession or control of, Manager and/or HOC, and/or owned by HOC, that is current up to and including the dates specified in this Section 13.4.4. During the period immediately prior to the effective date of termination of this Agreement at the end of the Transition Period, Manager will, with the assistance of HOC pursuant to the Shared Services Agreement, transfer and assign to Landlord or Landlord’s designee the Tenant Proprietary Information and Systems held by, or otherwise in possession or control of, Manager and/or HOC, and/or owned by HOC. Following such transfer and assignment, both Landlord and HOC shall each own one hundred percent (100%) of their respective copy of the Resort Guest Data and Employee Data, free and clear and without any restrictions whatsoever, provided that use of such transferred and assigned Resort Guest Data and Employee Data shall be in compliance with U.S. federal and state law related thereto. Landlord and HOC agree that, following such transfer and assignment, each of Landlord and HOC shall be separate owners, and not joint owners, of the Resort Guest Data and Employee Data, and shall not have any duty to account to the other for commercialization or other use of Resort Guest Data or Employee Data or any derivative works pertaining or related to Resort Guest Data or Employee Data.

13.4.5 Termination following Conclusion of Transition Period. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall terminate at the expiration of the Transition Period.

13.5 Remedies for Event of Default. Subject to the terms of this Agreement, if any default shall have occurred, the non-defaulting Party shall have the right to exercise against the defaulting Party any rights and remedies available to the non-defaulting Party under this Agreement or (subject to the provisions of this Agreement) at law or in equity; provided, however, that Tenant shall have no right to terminate this Agreement by reason of the occurrence of a Manager Event of Default, except in accordance with Section 13.2 above and unless (a) the Event of Default is material in amount or in its adverse effect on the Operation of the Manager Operated Areas or the Resort; (b) the Event of Default constitutes intentional misconduct, reckless behavior or repeated Events of Default of a similar nature by the Manager; or (c) the remedies under this Agreement are inadequate to redress such Event of Default.

13.6 Notice of Termination. If termination of this Agreement is an available remedy, such remedy shall be exercised by a non-defaulting Party (or, in the case of a Manager Event of Default, by Mortgagee in accordance with Section 13.2.2) only by irrevocable and unconditional written notice in accordance with Section 16.5 to the defaulting Party, in which case this Agreement shall terminate on either (a) the date specified in this Agreement; or (b) if not specified in this Agreement, the date specified by the non-defaulting Party in the termination notice, which date shall in no event be sooner than five (5) days nor later than thirty (30) days, after the delivery of such notice. The right of termination shall be in addition to, and not in lieu of, any other rights or remedies at law or in equity by reason of the occurrence of any such Event of Default, it being understood and agreed that the exercise of the remedy of termination shall not constitute an election of remedies and shall be without prejudice to any such other rights or remedies otherwise available to the non-defaulting Party.

13.7 Actions to Be Taken on Termination. The Parties shall take the following actions upon the expiration or termination (including upon the completion of any Transition Period) of this Agreement:

13.7.1 Payment of Expenses for Termination. All expenses arising as a result of such termination or as a result of the cessation of Manager Operated Areas Operations by Manager (including expenses arising under this Section 13.7), shall be for the sole account of Tenant, and, subject to the provisions of Section 2.6.2(c) of the Mortgage Loan Agreement and the “cash trap” established as described in Section 2.6.2(c) of the Mortgage Loan Agreement, Tenant shall reimburse Manager within fifteen (15) days following receipt of any invoice from Manager for any expenses incurred by Manager in the course of effecting the expiration or termination of this Agreement or the cessation of Manager Operated Areas Operations by Manager in accordance with terms hereof. Notwithstanding the foregoing, it is understood and agreed that expenses in respect of severance benefits arising in connection with severing the employment of Operating Personnel are not subject to or addressed by this Section 13.7.1.

13.7.2 Payment of Amounts Due to Manager. Subject to the provisions of Section 2.6.2(c) of the Mortgage Loan Agreement, Tenant shall pay to Manager all Operating Fees, Shared Services Charges, Operating Personnel Costs and other Reimbursable Expenses and other amounts due Manager under this Agreement through the effective date of expiration or termination. This obligation is unconditional and shall survive the expiration or termination of this Agreement (including all amounts owed to Manager that are not fully ascertainable as of the expiration or termination date), and Tenant shall not have the right to exercise any rights of setoff, except to the extent of any outstanding and undisputed payments owed to Tenant by Manager under this Agreement. Subject to the provisions of Section 2.6.2(c) of the Mortgage Loan Agreement and the “cash trap” as described therein, Manager shall have the right to pay itself the foregoing fees, charges, expenses and other amounts then due to Manager out of any available funds in the Bank Accounts and any such payment shall satisfy Tenant’s obligation with respect to the amount so paid.

13.7.3 Surrender of Land. Manager shall peacefully vacate and surrender the Manager Operated Areas to Tenant on the effective date of such expiration or termination, and the Parties shall execute and deliver any expiration or termination or other necessary agreements either Party shall request for the purpose of evidencing the expiration or termination of this Agreement.

13.7.4 Proprietary Information and Systems. Upon the expiration or termination of this Agreement, Tenant, Landlord, and/or Mortgagee, as applicable shall:

(a) not directly or indirectly at any time or in any manner (i) use, copy or retain any Proprietary Information and Systems, provided that and notwithstanding anything to the contrary in this Agreement, this restriction shall not include nor apply to any Resort Guest Data, Employee Data, or Tenant Proprietary Information and Systems conveyed, transferred, or assigned to Landlord pursuant to Section 13.4.4 of this Agreement, or (ii) represent that any of the Manager Operated Areas is Operated as a “Harrah’s” branded hotel and casino or otherwise associated with the Proprietary Information and Systems that is retained by Manager or its Affiliates, successors and assigns upon expiration or termination of this Agreement;

(b) not directly or indirectly hold itself or the Resort out to the public as being or remaining (or otherwise associated) with any Other Managed Resorts, or any project or resort managed by Manager or its Affiliates;

(c) take such reasonable action within Tenant, Landlord, and/or Mortgagee’s (as applicable) control and at its reasonable expense as may be required to cancel all fictitious or assumed name registrations relating to Tenant’s, Landlord’s, and/or Mortgagee’s, as applicable, use of any Proprietary Information and Systems;

(d) take such reasonable action at its reasonable expense as may be necessary to notify the telephone company and all telephone directory publishers known to Tenant, Landlord, and/or Mortgagee, as applicable about the termination or expiration of Tenant, Landlord, and/or Mortgagee’s right to use any telephone number and any regular, classified or other telephone directory listings associated with any Proprietary Information and Systems (other than Tenant Proprietary Information Systems) and to authorize transfer of such number to Manager or at Manager’s direction; provided, however, that this clause (d) shall not apply to the telephone numbers and regular, classified or other telephone directory listings for the Resort; and

(e) remove from the Resort, and discontinue using for any purpose, all FF&E, Operating Supplies, signage and other materials that display any materials licensed pursuant to the System License Agreement or any distinctive features, images, or designs of the “Harrah’s” brand (except that FF&E containing distinctive features, images or designs of the “Harrah’s” brand need not be removed from the Resort provided that such features, images and designs can be and have been covered, removed or obliterated), and make such non-structural alterations consistent with the continued Operation of the Resort in its ordinary course and as may be necessary to distinguish the Resort so clearly from its former appearance as a “Harrah’s” brand hotel and casino and from Other Managed Resorts as to prevent any reasonable likelihood of confusion by the public, including such actions as reasonably required in any de-identification checklist provided to Tenant, Landlord, and/or Mortgagee, as applicable. If Tenant, Landlord, and/or Mortgagee, as applicable, fails to remove signage from the Resort bearing any Trademarks licensed pursuant to the System License Agreement on or prior to the effective date of the termination, Manager shall have the right, following the effective date of the termination and upon reasonable notice to the Tenant, Landlord, and/or Mortgagee, as applicable, to remove and retain all such interior and exterior signage bearing the “Harrah’s” trade name or any Trademarks licensed pursuant to the System License Agreement without any liability to Tenant, Landlord, and/or Mortgagee, as applicable for the cost to restore or repair the Resort premises or equipment for damage resulting therefrom, subject to Manager acting with reasonable care and using reasonable efforts to minimize damage to the Resort.

In addition, upon termination of this Agreement at the end of the Transition Period, neither Manager nor Tenant shall directly or indirectly at any time or in any manner use, copy or retain any Tenant Proprietary Information and Systems.

13.7.5 [Reserved].

13.7.6 Equipment Leases for Brand Programs. If Manager has leased any computer, telephone or other telecommunications equipment for use at the Manager Operated Areas in connection with any Centralized Services under this Agreement, Tenant shall request that either (a) Manager transfer such lease to Tenant; or (b) Tenant, at Tenant’s expense, buy out the equipment lease. Any such transfer or buy-out of the equipment lease shall be subject to any restrictions on assignability imposed under Applicable Law and (to the extent required under the equipment lease) the consent or approval of the third-party lessor of such equipment. If the equipment lease is not transferable or cannot be bought out, Manager shall at its sole cost and expense remove all such equipment from the Manager Operated Areas after the effective date of expiration or termination of this Agreement.

13.7.7 Bookings and Reservations. Tenant shall honor, and shall use commercially reasonable efforts to cause any successor Manager to honor, all business confirmed for the Manager Operated Areas with reservations made in good faith and in the ordinary course of business by Manager (including for employee complimentary or discounted rooms, guest frequency program, or pursuant to Manager’s or Manager’s other promotional programs) dated after the effective date of the expiration or termination in accordance with such bookings as accepted by Manager. Tenant will assume responsibility for all advance deposits received by Manager for the Manager Operated Areas, provided that any such deposits were deposited by Manager into the Bank Accounts.

13.7.8 Funds in Operating Accounts; Receivables. Subject to the provisions of Section 2.6.2(c) of the Mortgage Loan Agreement and the “cash trap” created as described therein, any amounts remaining in the Operating Account on the expiration or termination of this Agreement shall be available to Tenant; provided, however, that Manager may first deduct and retain all undisputed amounts owed by Tenant to Manager and its Affiliates under this Agreement. All receivables of the Manager Operated Areas outstanding as of the effective date of termination or expiration, including, without limitation, guest ledger receivables, shall continue to be the property of Tenant. Manager will turn over to Tenant any receivables collected directly by Manager after the effective date of termination which relate to business conducted during the term of this Agreement.

13.7.9 Progressive Slot Liability. In the event that any of the sales tax and/or LET tax obligations are not known until after the effective date of any termination of this Agreement, Manager shall, on or before the effective date of such termination, allocate from the funds available in the respective Operating Accounts a reasonable estimate of any sales tax, LET tax, and/or any other tax or liability attributable to the Gaming devices, including, without limitation, any progressive slot liability. Any such costs or expenses referenced in this Section 13.7.10 shall be the responsibility and obligation of Tenant.

13.7.10 Survival. This Section 13.7 shall survive the expiration or termination of this Agreement.

ARTICLE XIV.

RESERVED

ARTICLE XV.

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

15.1 Tenant’s and Landlord’s Representations and Warranties. Each of Tenant and Landlord represents and warrants to Manager as of the date hereof and as of the Effective Date that, except to the extent any exception hereto would not reasonably be expected to have a materially adverse effect on Tenant and/or the Operation of the Resort:

15.1.1 Organization and Authority. Each of Tenant and Landlord is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business in the State of [                ], and has full power, authority, and legal right to execute, perform, and timely observe all of the provisions of this Agreement to be performed or observed by Tenant or Landlord. Each of Tenant’s and Landlord’s execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Tenant and Landlord.

15.1.2 Enforceability. This Agreement constitutes a valid and binding obligation of Tenant and Landlord and does not and will not constitute a breach of or default under any of the organizational or governing documents of Tenant or Landlord, as applicable, or the terms, conditions, or provisions of any Applicable Law, contract or judgment to which Tenant or Landlord, as applicable, is subject or by which it or any substantial portion of its assets (including the Manager Operated Areas) is bound or affected (including any CMBS Financing Documents).

15.1.3 Third-Party Approvals and Contracts. No approval of any third party (including any ground lessor or the holder of any Mortgage) is required for Tenant’s or Landlord’s execution and performance of this Agreement that has not been or will not be obtained prior to the effectiveness of this Agreement. Neither Tenant, Landlord nor any Affiliate of Tenant or Landlord is a party to any agreement for the management or operation of the Manager Operated Areas or any portion thereof that would conflict with this Agreement.

15.1.4 Brokers. Neither Tenant, Landlord nor any Affiliate of Tenant or Landlord has dealt with any Person who has acted as a broker, finder or similar capacity that would entitle such Person to any commission, finder’s fee or similar compensation in connection with this Agreement or the transaction described herein.

15.1.5 Litigation. To each of Tenant’s and Landlord’s knowledge, there is no litigation, proceeding or investigation by any Governmental Authority pending or threatened against Tenant or Landlord, as applicable, that would materially adversely affect the validity of this Agreement or the ability of Tenant or Landlord, as applicable, to comply with its obligations under this Agreement.

15.2 Tenant’s Representations and Warranties. Tenant represents and warrants to Manager as of the date hereof and as of the Effective Date that, except to the extent any exception hereto would not be reasonably expected to have a material adverse effect on Tenant and/or the Operation of the Resort:

15.2.1 Ownership of Manager Operated Areas and Tenant. Tenant is the sole lessee of the Manager Operated Areas (including the building and all of its contents). Tenant has full power, authority and legal right to lease such real and personal property.

15.2.2 Compliance with Laws. To Tenant’s knowledge, (a) the Manager Operated Areas and the Land are in compliance with all Applicable Laws (including all Approvals); and (b) no condition exists at the Manager Operated Areas or the Land that, with notice or the passage of time, would result in a violation of any Applicable Laws or Approvals.

15.2.3 Gaming Equipment. As of the Effective Date and thereafter at all times during the Term, Tenant shall own, directly or indirectly, all Gaming Equipment located at the Resort and Tenant shall take any and all commercially reasonable efforts to comply with, or cause Manager to comply with on Tenant’s behalf, all Gaming Laws.

15.2.4 Gaming Laws and Anti-Terrorism Laws. Neither Tenant nor any of its Affiliates, nor the shareholders, trustees, beneficiaries, directors, officers, employees or agents of any of the foregoing, (a) is in violation of any Gaming Laws (prior to the Effective Date, assuming receipt of all Gaming Approvals) or Anti-Terrorism Laws; or (b) would cause Manager or any of its Affiliates to be in violation of any Gaming Laws or Anti-Terrorism Laws. No assets or interests (including the Manager Operated Areas) of Tenant are subject to any restrictions under any Anti-Terrorism Laws.

15.2.5 Environmental Matters. Except as set forth on Exhibit “C” attached hereto, to Tenant’s knowledge, (a) no hazardous or toxic materials, substances or wastes are or have been manufactured, generated, processed, used, handled, stored, disposed, released or discharged at, on, in, over, under or from the Manager Operated Areas, the Land or the real property adjacent to the Manager Operated Areas; (b) there are no soil, water, air, mineral, chemical or environmental conditions or contamination at, on, in, over, under or from the Manager Operated Areas, the Land or real property adjacent to the Manager Operated Areas that does, or with the passage of time will, require any remediation, abatement, removal, clean up, monitoring or other corrective action, or notice or reporting to any Governmental Authority or employees or patrons of the Manager Operated Areas, pose any threat to the health and safety of the employees or patrons of the Manager Operated Areas or the environmental or natural resources in general, or otherwise require, based on Applicable Law or standards of prudent ownership, any remediation, abatement, removal, clean up, monitoring or other corrective action; (c) there exists no identifiable threat of the contamination of the Land by release of hazardous or toxic materials, substances or wastes or otherwise from existing sources adjacent to the Manager Operated Areas; and (d) there are no underground storage tanks on the Land.

15.3 Manager’s Representations and Warranties. Manager represents and warrants to Tenant and Landlord as of the date hereof and as of the Effective Date that:

15.3.1 Organization and Authority. Manager is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business in the State of [                ], and prior to the Effective Date, assuming receipt of all Gaming Approvals, has full power, authority, and legal right to execute, perform, and timely observe all of the provisions of this Agreement to be performed or observed by Manager. Manager’s execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Manager.

15.3.2 Enforceability. This Agreement constitutes a valid and binding obligation of Manager and does not and will not constitute a breach of or default under any of the organizational or governing documents of Manager or the terms, conditions, or provisions of any Applicable Law, contract or judgment to which Manager is subject or by which it or any substantial portion of its assets is bound or affected.

15.3.3 Third-Party Approvals and Contracts. No approval of any third party (other than any Gaming Approvals required to be obtained prior to the Effective Date) is required for Manager’s execution and performance of this Agreement that has not been obtained prior to the execution of this Agreement.

15.3.4 Brokers. Neither Manager nor any Affiliate has dealt with any Person who has acted as a broker, finder or similar capacity that would entitle such Person to any commission, finder’s fee or similar compensation in connection with this Agreement or the transaction described herein.

15.3.5 Litigation. To Manager’s knowledge, there is no litigation, proceeding or investigation by any Governmental Authority pending or threatened against Manager or Affiliates, as applicable, that would materially adversely affect the validity of this Agreement or the ability of Manager to comply with its obligations under this Agreement.

15.3.6 Operating Permits. Manager has (or will have as of the Effective Date) all licenses, permits, certificates, authorizations, registrations, waivers, variances, exemptions, franchises, findings of suitability and entitlements issued or issuable by any Governmental Authority, which are necessary for the performance in all material respects of its obligations hereunder (collectively, “Operating Permits”); with the exception of the Gaming Approvals, each such Operating Permit is and will be in full force and effect; Manager and each of its affiliates are in compliance in all material respects with all such Operating Permits, and no event (including, without limitation, any material violation of any law, rule or regulation) has occurred which would lead to the revocation or termination of any such Operating Permit or the imposition of any materially adverse restriction thereon.

15.4 Intentionally Omitted.

15.5 ACKNOWLEDGEMENTS. TENANT, LANDLORD AND MANAGER EACH ACKNOWLEDGE AND CONFIRM TO THE OTHER THAT:

15.5.1 INFORMED INVESTOR. THE ACKNOWLEDGING PARTY HAS HAD THE BENEFIT OF LEGAL COUNSEL AND ALL OTHER ADVISORS IT DEEMED NECESSARY OR ADVISABLE TO ASSIST IT IN THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT.

15.5.2 BUSINESS RISKS. THE ACKNOWLEDGING PARTY (A) IS A SOPHISTICATED PERSON, WITH SUBSTANTIAL EXPERIENCE IN THE OWNERSHIP AND OPERATION OF HOTELS AND CASINOS; (B) RECOGNIZES THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INVOLVE SUBSTANTIAL BUSINESS RISKS; AND (C) HAS MADE AN INDEPENDENT INVESTIGATION OF ALL ASPECTS OF THIS AGREEMENT SUCH PARTY DEEMS NECESSARY OR ADVISABLE.

15.5.3 NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. NEITHER PARTY HAS MADE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND WHATSOEVER TO THE OTHER PARTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO PERSON IS AUTHORIZED TO MAKE ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTIES ON BEHALF OF EITHER PARTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

15.5.4 NO RELIANCE. NEITHER PARTY HAS RELIED UPON ANY STATEMENTS OR PROJECTIONS OF REVENUE, SALES, EXPENSES, INCOME, RATES, AVERAGE DAILY RATE, OCCUPANCY, REVENUE PER AVAILABLE ROOM, RESERVATIONS SYSTEM CONTRIBUTION, PROFITABILITY, VALUE OF THE MANAGER OPERATED AREAS OR SIMILAR INFORMATION PROVIDED BY THE OTHER PARTY BUT HAS INDEPENDENTLY CONFIRMED THE ACCURACY AND RELIABILITY OF ANY SUCH INFORMATION AND IS SATISFIED WITH THE RESULTS OF SUCH INDEPENDENT CONFIRMATION.

15.5.5 LIMITATION ON FIDUCIARY DUTIES. TO THE EXTENT ANY FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP OF THE PARTIES ARE INCONSISTENT WITH, OR WOULD HAVE THE EFFECT OF EXPANDING, MODIFYING, LIMITING OR RESTRICTING ANY OF THE EXPRESS TERMS OF THIS AGREEMENT, (A) THE EXPRESS TERMS OF THIS AGREEMENT SHALL CONTROL; (B) THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH GENERAL PRINCIPLES OF CONTRACT INTERPRETATION WITHOUT REGARD TO THE COMMON LAW PRINCIPLES OF AGENCY; AND (C) ANY LIABILITY OF THE PARTIES SHALL BE BASED SOLELY ON PRINCIPLES OF CONTRACT LAW AND THE EXPRESS TERMS OF THIS AGREEMENT. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT FOR THE PURPOSES OF DETERMINING THE NATURE AND SCOPE OF MANAGER’S FIDUCIARY DUTIES UNDER THIS AGREEMENT, THE TERMS OF THIS AGREEMENT, AND THE DUTIES AND OBLIGATIONS SET FORTH HEREIN, ARE INTENDED TO SATISFY ALL FIDUCIARY DUTIES THAT MAY EXIST AS A RESULT OF THE RELATIONSHIP BETWEEN THE PARTIES, INCLUDING ALL DUTIES OF LOYALTY, GOOD FAITH, FAIR DEALING AND FULL DISCLOSURE, AND ANY OTHER DUTY DEEMED TO EXIST UNDER THE COMMON LAW PRINCIPLES OF AGENCY OR OTHERWISE (OTHER THAN THE DUTY OF GOOD FAITH AND FAIR DEALING IMPLIED UNDER GENERAL CONTRACT PRINCIPLES, INDEPENDENT OF THE COMMON LAW

PRINCIPLES OF AGENCY). ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ANY POWER OR RIGHT SUCH PARTY MAY HAVE TO CLAIM ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR ANY BREACH OF FIDUCIARY DUTIES.

15.5.6 IRREVOCABILITY OF CONTRACT. IN ORDER TO REALIZE THE FULL BENEFITS CONTEMPLATED BY THE PARTIES, THE PARTIES INTEND THAT THIS AGREEMENT SHALL BE NON-TERMINABLE, EXCEPT FOR AN EVENT OF DEFAULT AND THE SPECIFIC TERMINATION RIGHTS IN FAVOR OF A PARTY SET FORTH IN THIS AGREEMENT. ACCORDINGLY, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO TERMINATE THIS AGREEMENT AT LAW OR IN EQUITY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE XVI.

GENERAL PROVISIONS

16.1 Governing Law/Consent to Jurisdiction/Venue. Irrespective of the place of execution and/or delivery of this Agreement or the location of the Resort, this Agreement shall be governed by and shall be construed in accordance with, the Legal Requirements of the State of [                ] applicable to agreements entered into and to be performed entirely within [                ] without regards to conflicts of law principles, provided, however, that if, notwithstanding such agreement as to the application of the governing law of the State of [                ] by the parties, Legal Requirements in the jurisdiction where the Resort is located require local law to govern particular claims under this Agreement, then to the extent of such requirement, such local law shall govern. Tenant and Manager hereby consent and submit to the exclusive jurisdiction of the state and Federal courts located in [                ] with respect to any claim or litigation arising hereunder or any alleged breach of the covenants or provisions contained herein, and acknowledge that proper venue in any matter so claimed or litigated shall be in the state and Federal courts located in [                ]; provided, however, that (1) Tenant shall be permitted, in addition, if required by Legal Requirement in the jurisdiction where the premises are located, to bring any action against Manager and/or to enforce this Agreement in the jurisdiction where the Resort is located and (2) Manager shall be permitted, in addition, if required by Legal Requirement in the jurisdiction where the Resort is located to bring any action against Tenant and/or to enforce this Agreement in the jurisdiction where the Resort is located.

16.2 Construction of this Agreement. The Parties intend that the following principles (and no others not consistent with them) be applied in construing and interpreting this Agreement:

16.2.1 Claims Limited to Contract. Neither Party shall assert against the other Party any contractual claim arising out of this Agreement, unless the claim is based upon the express terms of this Agreement and does not seek to vary, and is not in conflict with, those express terms.

16.2.2 Presumption Against a Party. The terms and provisions of this Agreement shall not be construed against or in favor of a Party hereto merely because such Party is the Manager hereunder or such Party or its counsel is the drafter of this Agreement.

16.2.3 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction or the Expert for any reason, the remainder of this Agreement shall in no way be affected and shall remain valid and enforceable for all purposes, each Party hereby declaring that it (a) would have executed this Agreement without inclusion of such term or provision; and (b) execute and deliver to the other Party any additional documents that may be reasonably requested by a Party to fully effectuate this Section 16.2.3.

16.2.4 Certain Words and Phrases. All words in this Agreement shall be deemed to include any number or gender as the context or sense of this Agreement requires. The words “will,” “shall,” and “must” in this Agreement indicate a mandatory obligation. The use of the words “include,” “includes,” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in U.S. dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “month” and “months” refer to calendar months unless otherwise stated. The words “hereof”, “hereto” and “herein” refer to this Agreement, and are not limited to the article, section, paragraph or clause in which such words are used. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

16.2.5 Headings. The table of contents, headings and captions contained herein are for the purposes of convenience and reference only and are not to be construed as a part of this Agreement. All references to any Article, Section or Exhibits in this Agreement are to Articles, Sections or Exhibits of this Agreement, unless otherwise noted.

16.2.6 Approvals. Unless expressly stated otherwise in this Agreement, whenever a matter is submitted to a Party for approval or consent in accordance with the terms of this Agreement, that Party has a duty to act reasonably and timely in rendering a decision on the matter.

16.2.7 Entire Agreement. This Agreement (including the attached Exhibits) and the Operating Leases, constitute the entire agreement between the Parties with respect to the subject matter contemplated herein and supersede all prior agreements and understandings, written or oral. No undertaking, promise, duty, obligation, covenant, term, condition, representation, warranty, certification or guaranty shall be deemed to have been given or be implied from anything said or written in negotiations between the Parties prior to the execution of this Agreement, except as expressly set forth in this Agreement. Neither Party shall have any remedy in respect of any untrue statement made by the other Party on which that Party relied in entering into this Agreement (unless such untrue statement was made fraudulently), except to the extent that such statement is expressly set forth in this Agreement.

16.2.8 Third-Party Beneficiary. Mortgagee, Lenders, Tenant and Landlord shall be a beneficiary of Tenant’s rights or benefits under this Agreement. The Indemnified Parties shall be beneficiaries of the rights and benefits under Section 9.3 of this Agreement.

16.2.9 Time of the Essence. Time is of the essence for all purposes of this Agreement.

16.2.10 Remedies Cumulative. Except as otherwise expressly provided in this Agreement, the remedies provided in this Agreement are cumulative and not exclusive of the remedies provided by Applicable Law, and a Party’s exercise of any one or more remedies for any default shall not preclude the Party from exercising any other remedies at any other time for the same default.

16.2.11 Amendments; Assignments. (a) Neither this Agreement nor any of its terms or provisions may be amended, modified, changed, waived, discharged, surrendered or terminated except by an instrument in writing signed by the Party against whom the enforcement of the amendment, modification, change, waiver, discharge, surrender or termination is sought and with the consent of any Mortgagee pursuant to the Mortgage; provided, however, Manager may make changes to the Operating Standard, Centralized Services and other changes expressly permitted under this Agreement. Tenant shall not consent to the assignment of Manager’s obligations and rights under this Agreement, or to a delegation by Manager of any of its duties under this Agreement, to any Person other than an Affiliate of Manager or otherwise expressly permitted hereunder, without in each case the prior written approval of Mortgagee.

(b) Any modification, amendment, waiver, discharge, surrender, termination or assignment in violation of this Section 16.2.11 shall be void ab initio.

16.2.12 Survival. The expiration or termination of this Agreement does not terminate or affect Tenant’s or Manager’s covenants and obligations that either expressly or by their nature survive the expiration or termination of this Agreement.

16.3 Limitation on Manager’s Liabilities.

16.3.1 Projections. Tenant acknowledges that (a) all budgets and financial projections prepared by Manager or its Affiliates prior to the Effective Date or under this Agreement are intended to assist in Operating the Manager Operated Areas, but are not to be relied on by Tenant or any third party as to the accuracy of the information or the results predicted therein; and (b) Manager does not guarantee the accuracy of the information nor the results of in such budgets and projections. Accordingly, Tenant agrees that (i) neither Manager nor its Affiliates shall have any liability whatsoever to Tenant or any third party for any divergence between such budgets and projections and actual operating results achieved; (ii) the failure of the Manager Operated Areas to achieve any such projections for any Operating Year shall not constitute a default by Manager or give Tenant the right to terminate this Agreement; and (iii) if Tenant provides any such budgets or projections to a third party, Tenant shall advise such third-party in writing of the substance of the disclaimer of liability set forth in this Section 16.3.1.

16.3.2 Approvals and Recommendations. Tenant acknowledges that in granting any consents, approvals or authorizations under this Agreement, and in providing any advice, assistance, recommendation or direction under this Agreement, neither Manager nor its Affiliates guarantee success or a satisfactory result from the subject of such consent, approval, authorization, advice, assistance, recommendation or direction. Accordingly, Tenant agrees that neither Manager nor its Affiliates shall have any liability whatsoever to Tenant or any third party by reason of (a) any consent, approval or authorization, or advice, assistance, recommendation or direction, given or withheld by Manager; or (b) any delay or failure by Manager to provide any consent, approval or authorization, or advice, assistance, recommendation or direction, except to the extent that Manager is obligated hereunder to provide or withhold such consent.

16.4 Waivers. Except as set forth in Section 14.3 of this Agreement, no failure or delay by a Party to insist upon the strict performance of any term of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any breach or any subsequent breach of such term. No waiver of any default shall affect or alter this Agreement, but each and every term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

16.5 Notices. All notices, consents, determinations, requests, approvals, demands, reports, objections, directions and other communications required or permitted to be given under this Agreement shall be in writing and delivered by (a) personal delivery; (b) FedEx, UPS or other similar courier service; or (c) by facsimile transmission (provided that a copy of such facsimile transmission together with confirmation of such facsimile transmission is delivered to the addressee in the manner provided in (a) or (b) above by no later than the second (2nd) business day following such transmission, addressed to the Parties at the addresses specified below, or at such other address as the Party to whom the notice is sent has designated in accordance with this Section 16.5), and shall be deemed to have been received by the Party to whom such notice or other communication is sent upon (i) delivery to the address (or facsimile number) of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a business day, otherwise the following business day; or (ii) the attempted delivery of such Notice if such recipient Party refuses delivery, or such recipient Party is no longer at such address number, and failed to provide the sending Party with its current address pursuant to this Section 16.5 (unless the sending Party had actual knowledge of such current address). Notwithstanding the foregoing, any notice or other communication delivered to a Party by email that is actually received by such Party (and for which such Party has sent an acknowledgement of receipt by return email) shall be deemed to have been sufficiently given for purposes of this Agreement and shall be deemed to have been received at the time described in clause (i) above, as if such notice had been delivered by one of the methods described in clauses (a) through (c) above. Notwithstanding anything to the contrary contained in this Agreement, if any documents or materials delivered under this Agreement are delivered by email (with confirmation of receipt from the intended recipient), no additional copies of such documents or materials shall be required to be delivered.

TENANT:

[OPCO]

c/o Harrah’s Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile: (702) 407-6418

LANDLORD:

[PROPCO]

c/o Harrah’s Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile: (702) 407-6418

MANAGER:

[MGMTCO]

c/o Harrah’s Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile: (702) 407-6418

with copies to:

Harrah’s Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile: (702) 407-6418

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Attention: Greg Ezring, Esq.

Facsimile: (212) 326-2061

16.6 Tenant’s Representative. Tenant shall designate an Individual to act as representative for Tenant (“Tenant’s Representative”), and Manager shall have the right to rely on all actions by, and communications with, Tenant’s Representative as binding on Tenant. Tenant shall provide to Manager the name, address, telephone and fax numbers, email address and other relevant contact information for the Tenant’s Representative as of the Effective Date and within ten (10) days of any change thereto.

16.7 No Recordation. In no event shall this Agreement and/or any memorandum of this Agreement be recorded by Manager against the Resort, the Manager Operated Areas or the Land, and any memorandum or agreement that is recorded shall have no effect. Tenant or

Mortgagee (that shall be a third party beneficiary of this provision) shall have the right to introduce this paragraph of this Agreement as evidence in connection with the filing of any termination of any memorandum or agreement that is filed in contravention of this Agreement.

16.8 Further Assurances. The Parties shall do and cause to be done all such acts, matters and things and shall execute and deliver all such documents and instruments as shall be required to enable the Parties to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement.

16.9 Relationship of the Parties. The Parties acknowledge and agree that (a) the relationship between them shall be that of principal (in the case of Tenant) and agent (in the case of Manager); (b) they are not joint venturers, partners or joint owners with respect to the Manager Operated Areas; and (c) nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship between the Parties. The Parties further acknowledge and agree that in Operating the Manager Operated Areas, including entering into leases and contracts, accepting reservations, and conducting financial transactions for the Manager Operated Areas, (i) Manager assumes no independent contractual liability; and (ii) Manager shall have no obligation to extend its own credit with respect to any obligation incurred in Operating the Manager Operated Areas or performing its obligation under this Agreement.

16.10 Force Majeure. In the event of a Force Majeure Event, the obligations of the Parties and the time period for the performance of such obligations (other than an obligation to pay any amount hereunder) shall be extended for each day that such Party is prevented, hindered or delayed in such performance during the period of such Force Majeure Event, except as expressly provided otherwise in this Agreement. Upon the occurrence of a Force Majeure Event, the affected Party shall give prompt notice of such Force Majeure Event to the other Party. If Manager is unable to perform its obligations under this Agreement due to a Force Majeure Event, or Manager deems it necessary to close and cease the Operation of all or any portion of the Manager Operated Areas due to a Force Majeure Event in order to protect the Manager Operated Areas or the health, safety or welfare of the guests or Operating Personnel, then Manager may close or cease Operation of all or a portion of the Manager Operated Areas for such time and in such manner as Manager reasonably deems necessary as a result of such Force Majeure Event, and reopen or recommence the Operation of the Manager Operated Areas when Manager again is able to perform its obligations under this Agreement, and determines that there is no unreasonable risk to the Manager Operated Areas or health, safety or welfare or its guests or Operating Personnel.

16.11 Terms of Other Management Agreements. Manager makes no representation or warranty that any past or future forms of its management agreement do or will contain terms substantially similar to those contained in this Agreement. In addition, Tenant acknowledges and agrees that Manager may, due to local business conditions or otherwise, waive or modify any comparable terms of other management agreements heretofore or hereafter entered into by Manager or its Affiliates.

16.12 Foreign Corrupt Practices Act. Neither Party nor any Person for or on behalf of such Party, shall make, and each Party acknowledges that the other Party will not make, any expenditure for any unlawful purposes in the performance of its obligations under this Agreement and in connection with its activities in relation thereto. Neither Party nor any Person for or on behalf of such Party, shall, and each Party acknowledges that the other Party will not, make any offer, payment or promise to pay, authorize the payment of any money, or offer, promise or authorize the giving or anything of value, to (a) any government official, any political party or official thereof, or any candidate for political office; or (b) any other Person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any such official, to any such political party or official thereof, or to any candidate for political office for the purpose of (i) influencing any action or decision of such official party or official thereof, or candidate in his or its capacity, including a decision to fail to perform his or its official functions; or (ii) inducing such official party or official thereof, or candidate to use his or its influence with any Governmental Authority to effect or influence any act or decision of such Governmental Authority. Each Party represents and warrants to the other Party that no government official nor any candidate for political office has any direct or indirect ownership or investment interest in the revenues or profit of such Party or the Manager Operated Areas.

16.13 Execution of Agreement. This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

16.14 Governmental Approvals.

16.14.1 Execution of Agreement Subject to Governmental Approvals. This Agreement and all other agreements contemplated herein shall be executed subject to all required Approvals, if any, from or issued by all applicable Governmental Authorities, including without limitation, the [                    ] Gaming Authorities. Tenant, at its expense, promptly after the date hereof, shall take such commercially reasonable actions as may be reasonably required to record or register this Agreement with, or obtain such required Approval from, the applicable Governmental Authorities to make effective this Agreement as and if required by Applicable Laws and all related agreements, and permit Tenant to make the payments required to be made to Manager under this Agreement and all related agreements. Manager shall have the right, at its expense, to participate in all phases of the recordation, registration, approval or authorization process. The Parties shall cooperate in all such undertakings or dealings with Governmental Authorities, and Tenant shall provide reasonable notice to Manager prior to all meetings with any Governmental Authority for such purpose.

16.14.2 Modification of Agreement. If any Governmental Authority requires, as a condition of its approval of the initial effectiveness of this Agreement, directly or indirectly, the modification of any terms or provisions of this Agreement, the Parties shall use their best efforts to comply with such request; provided, however, that if such requested modification would have a material and adverse effect to any Party, then such Party shall have the right to terminate this Agreement by giving written notice to the other Party within thirty (30) days after receipt of such request for modification, with no liability whatsoever to the other Party for such termination.

16.14.3 Gaming Requirements. Each of Tenant and Manager hereby (a) acknowledges that Manager and its Affiliates or Tenant and its Affiliates, as applicable, have applied to and/or do hold one (1) or more Gaming licenses, inside or outside the State of [                    ], (b) agrees to use commercially reasonable efforts to take, or to refrain from taking, any actions that are necessary to prevent, or that would be reasonably likely to cause, any Gaming Approvals of Manager or its Affiliates or Tenant and its Affiliates, as applicable, to expire, terminate or not be granted or renewed, and (c) agrees to cooperate with Manager or Tenant, as applicable, on a confidential basis, to provide information reasonably necessary to enable Manager and its Affiliates or Tenant and its Affiliates, as applicable, to respond to any requests for information in connection with the grant or preservation of such Gaming licenses and compliance with any Gaming Laws applicable to Manager or its Affiliates or Tenant and its Affiliates, as applicable, and Manager’s or Tenant’s internal compliance policies of general applicability relating thereto (including information required in connection with any necessary background checks or other investigations regarding credit standing, character and personal qualifications).

16.14.4 Gaming Laws. All rights, remedies and powers in or under this Agreement may be exercised only to the extent that the exercise thereof does not violate any Gaming Laws.

16.14.5 Effective Date. This Agreement will become effective on the first date on which all Gaming Approvals have been obtained and are effective (the “Effective Date”).

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Hotel and Casino Management Agreement as of the date and year first above written.

TENANT:

[OPCO],
a [ ] limited liability company

By:
Name: Title:

LANDLORD:

[PROPCO],
a Delaware limited liability company

By:
Name: Title:

MANAGER:

[MGMTCO],
a [ ] limited liability company

By:
Name: Title:

EXHIBIT “A”

DEFINITIONS

Affiliate – any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the referenced Party or other Person. For purposes hereof, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by agreement, or otherwise.

Agreement – as defined in the Preamble.

Allocable Percentage – a fraction, (i) the numerator of which is the portion of Revenue generated by the Resort, and (ii) the denominator of which is Revenue, provided, that the sum of the Allocable Percentage under this Agreement and the Allocable Percentages (as defined and determined under the Management Agreements for the other CMBS Properties) shall equal 100%.

Alternate Manager – either (i) any manager or management company that is directly or indirectly owned and controlled and majority owned directly or indirectly by HET (provided there has been no Transfer of Control of HET) or (ii) any other manager or management company with respect to which the consent of Mortgagee has been obtained, which consent may be granted or withheld in such Mortgagee’s sole and absolute discretion.

Anti-Terrorism Laws – all present and future Applicable Laws addressing or in any way relating to acts of war, terrorist acts, financing of terrorist activities, drug trafficking, money laundering or similar activities that threaten the security of the United States of America, including (a) The United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act; (b) The Trading with the Enemies Act; (c) all rules and regulations issued by the U.S. State Department or U.S. Treasury Department’s Office of Foreign Assets Control; and (d) Executive Orders 13224 issued by the President of the United States, and similar executive orders.

Applicable Laws – all (a) statutes, laws, rules, regulations, ordinances, codes or other legal requirements of any federal, state or local Governmental Authority, board of fire underwriters and similar quasi-Governmental Authority, including any legal requirements under any Approvals, and (b) judgments, injunctions, orders or other similar requirements of any court, administrative agency or other legal adjudicatory authority, in effect at the time in question and in each case to the extent the Manager Operated Areas or Person in question is subject to the same. Without limiting the generality of the foregoing, references to Applicable Law shall include any of the matters described in clause (a) or (b) above relating to employees, zoning, building, health, safety and environmental matters and accessibility of public facilities.

Approvals – all licenses, permits, approvals, certificates and other authorizations granted or issued by any Governmental Authority for the matter or item in question.

Assignment – as defined in Section 8.1.

Bank Accounts – as defined in Section 5.3.1.

Base Fee – as defined in Section 3.1.1.

Building Capital Improvements – all repairs, alterations, improvements, renewals, replacements or additions of or to the structure or exterior façade of the Manager Operated Areas, or to the mechanical, electrical, plumbing, HVAC (heating, ventilation and air conditioning), vertical transport and similar components of the Manager Operated Areas building that are capitalized under GAAP and depreciated as real property, but expressly excluding ROI Capital Improvements.

Business Interruption Insurance – insurance coverage against “Business Interruption and Extra Expense” (as that phrase is used within the United States insurance industry for application to transient lodging facilities), which complies with the applicable requirements under the Mortgage Loan Agreement, if any.

Capital Expenditure – any item of expense that, according to GAAP, is depreciable or amortizable (as opposed to expensed).

Capital Improvement – any improvement or item of any nature incorporated into the Resort, the cost of which is a Capital Expenditure.

Casino – the [casino] portion of the Resort [included in the “Casino Components” of the Operating Lease].

Casualty – any fire, flood or other act of God or casualty that results in damage or destruction to all or a portion of the Resort.

Centralized Services – as defined in the Shared Services Agreement.

Certified Financial Reports – as defined in Section 7.3.

Claims – claims, demands, suits, criminal or civil actions or similar proceedings that might be alleged by a third party (including enforcement proceedings by any Governmental Authority) against any Indemnified Party, and all liabilities, damages, fines, penalties, costs or expenses (including reasonable attorneys’ fees and expenses and other reasonable costs for defense, settlement and appeal) that any Indemnified Party might incur, become responsible for, or pay out for any reason, related to this Agreement, the development, construction, ownership or Operation of the Manager Operated Areas or the development, construction, marketing, sales, or Operation of any other component of the Resort, or otherwise relating to the Resort.

CMBS Financing – all mortgage and mezzanine loans or related financings that directly or indirectly encumber the respective assets of, and/or direct or indirect equity interests in, the CMBS Properties.

CMBS Financing Documents – all loan agreements, promissory notes, mortgages, deeds of trust, security agreement and other documents and instruments (including all amendments, modifications, side letter and similar ancillary agreements) relating to the CMBS Financing.

CMBS Properties – collectively, the Resort and the hotel/casino properties commonly known as [“Paris Las Vegas,” “Flamingo Las Vegas,” “Harrah’s Atlantic City,” “Rio Las Vegas,” “Harrah’s Laughlin” and “Harrah’s Las Vegas.”]

Competitor – as of the date of a proposed Transfer, any Person that is engaged, or is an Affiliate of a Person that is engaged, directly or indirectly through an affiliate, in the business of operating, managing or licensing competing Gaming casinos and establishments (i.e., a single casino with more than two thousand (2,000) gaming positions or two (2) or more casinos at least one (1) of which has more than one thousand (1,000) gaming positions) located in the United States (including, without limitation, Las Vegas Sands Corp., MGM MIRAGE, Wynn Resorts, Station Casinos, Inc., Columbia Sussex, Boyd Gaming Corporation, Morgan Hotel Group, Kerzner International or The Maloof Companies) and/or any person that controls any person or organization engaged directly or indirectly through an affiliate, primarily in the business of, directly or indirectly, operating, managing, licensing (as licensor) a Gaming casino or other establishment located in the United States.

Complimentaries – any goods or services (other than any Gaming incentive, such as match play coupons, promotional chips or other Gaming promotions) provided to customers free of charge, at a discounted rate or in the form of a rebate or credit. Such goods or services may include, for example, rooms, food and beverage, spa services and retail merchandise. Complimentaries may be provided to customers pursuant to a discretionary incentive program, targeted to either past, current or potential customers and may or may not be related to the customer’s level of past play so long as the same are provided on substantially the same basis as provided at Other Managed Resorts. Conversely, Complimentaries may be provided to customers pursuant to a nondiscretionary incentive program, such as a loyalty program, whereby the customer has earned the Complimentaries based on the customer’s level of past play.

Condemnation – a taking of all or any portion of the Manager Operated Areas by any Governmental Authority by condemnation or power of eminent domain for any purpose whatsoever, and a conveyance by Tenant in lieu or under threat of such taking.

Confidential Information – collectively, the Manager Confidential Information and the Tenant Confidential Information.

Copyrights – published and unpublished works of authorship, whether copyrightable or not (including databases, lists and other compilations of information, computer software, source code, object code, user interface, and user manuals and other training documentation related thereto), and all derivative works and applications, registrations, and renewals thereof.

Corporate Personnel – any personnel from the corporate or divisional offices of Manager or its Affiliates who perform activities at or on behalf of the Manager Operated Areas in connection with the services provided by Manager under this Agreement.

Corporate Travel Policy – as defined in Section 3.2(c).

Designated Accountant – the accounting firm so designated by Tenant and approved by Manager; provided that Manager shall not withhold its approval of a “Big Four” accounting firm.

Diligence Activities – as defined in Section 13.4.3(a).

EBITDAM – as defined in the CMBS Financing Documents.

Effective Date – as defined in Section 16.14.5.

Employee Data – all contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories (including salary and employment), preferences, and all other information in the possession of Manager, whether private or public (including social security numbers, bank account and any other financial information), obtained by Manager in the ordinary course of business from or about Executive Personnel and Operating Personnel and pertaining to all such Executive Personnel and Operating Personnel that shall, following termination of this Agreement, continue to be employed by or are reasonably expected to become employees of Tenant, including any Copyrights related to the foregoing or to compilations or derivative works thereof.

Entity – a partnership, a corporation, a limited liability company, a Governmental Authority, a trust, an unincorporated organization or any other legal entity of any kind.

Equity Owners – the Individuals holding all Ownership Interests in a Party or in any Parent Companies of such Party, if any.

Event of Default – as defined in Section 13.3.1.

Executive Personnel – the Individuals employed from time to time as the general manager as well as the controller, and the directors of human resources, rooms, food and beverage [and] sales and marketing[, surveillance, information technology, security and gaming] of the Resort, or serving such functions, regardless of the specific titles given to such Individuals.

FF&E – shall have the meaning set forth in the Operating Lease.

Force Majeure Event – are delays beyond the reasonable control of the party asserting the delay, and include delays caused by acts of God, acts of war, terrorist attack, civil commotions, riots, strikes, lockouts, acts of government in either its sovereign or contractual capacity, perturbation in telecommunications transmissions, inability to obtain suitable labor or materials, accident, fire, water damages, flood, earthquake, or other natural catastrophes.

GAAP – those conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States at the time in question.

Gaming – the conduct of any commercial gaming or gambling activities including the operation of any gaming device, table or other gambling game, any banking or percentage game or any other game or device approved by the [                    ] Gaming Authorities.

Gaming Approvals – all licenses, permits, certificates, authorizations, registrations, waivers, variances, exemptions, franchises, findings of suitability and entitlements issued or issuable by any Gaming Authority or under any Gaming Law that are necessary to permit the

Parties hereto to consummate the transactions contemplated by this Agreement, including to permit the Manager to manage the Resort and to receive the Base Fee and the Incentive Fee, in each case pursuant to this Agreement.

Gaming Authorities – the applicable gaming board, commission or other Governmental Authority or any successor to such authority which (a) has, or may at any time after the date hereof have, jurisdiction over the gaming activities at the Resort or (b) is, or may at any time after the date hereof be, responsible for interpreting, administering and enforcing the Gaming Laws.

Gaming Equipment – all electronic, manual, video equipment, devices or machinery, together with all computerized software and hardware necessary for the use, operation and enjoyment of such equipment or devices and other related gaming equipment and supplies, including slot machines, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems [(as defined in NRS § 463.014)], mobile gaming systems and associated equipment [(as defined in NRS § 463.0136)], used in connection with the operation of a casino, which may be purchased, leased, or licensed to Tenant for installation and use at the Casino.

Gaming Laws – any Applicable Law regulating or otherwise pertaining to casinos, legal gaming or gambling.

Governmental Authority – any government or political subdivision, or an agency, body, board, commission or instrumentality thereof.

Guest Data – any and all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of HET or its Affiliates, whether obtained or derived by Manager or its Affiliates from: (i) guests or customers of the Resort; (ii) guests or customers of any Other Managed Resort (including any condominium or interval ownership properties) owned, leased, Operated, licensed or franchised by Manager or its Affiliates, or any facility associated with the Other Managed Resorts (including restaurants, golf courses and spas); or (iii) any other sources and databases, including “Harrah’s” brand websites, “Harrah’s” central reservations database, operational data base (ODS) and any “Harrah’s” player loyalty program (i.e., Total Rewards).

HET – as defined in the Recitals.

HLC – as defined in the Recitals.

HOC – as defined in the Recitals.

Hotel – the [hotel] portion of the Resort [included in the “Hotel Components” of the Operating Lease].

Identifier – any domain name, universal resource locator, link, metatag, keyword, pop-up or pop-under ad or other means of identifying Manager and/or its Affiliates or the Manager Operated Areas on the internet.

Incentive Fee – as defined in Section 3.1.2.

Indemnified Party – any Tenant Indemnified Parties or Manager Indemnified Parties who are entitled to receive indemnification pursuant to this Agreement.

Indemnifying Party – any Party obligated to indemnify an Indemnified Party pursuant to this Agreement.

Individual – a natural person, whether acting for himself or herself, or in a representative capacity.

Insurance Costs – all insurance premiums or other costs paid for any insurance policies (including Business Interruption Insurance) maintained with respect to the Manager Operated Areas.

Invoice Period – as defined in Section 3.5.1.

Land – as defined in the Recitals.

Landlord – [PROPCO], a Delaware limited liability company, or the Mortgagee in the event of a foreclosure or deed-in-lieu or their respective successors and assigns.

Lease – any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Resort (other than short term arrangements with transient hotel guests entered into in the usual course of business), and (a) every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

Lease Default – as defined in Section 13.4.1.

Legal Requirements – with respect to the Resort, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Resort or any part thereof (including, without limitation, all Gaming Laws), or affecting the construction, use, alteration or Operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all Approvals, permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant or Manager, at any time in force affecting the Resort or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Resort or any part thereof, or (b) in any way limit the use and enjoyment thereof. Legal Requirements shall include any (x) judicial, administrative or other governmental or quasi governmental order, injunction, writ, judgment, decree, ruling, interpretation, finding or other directive, whether domestic or foreign; (y) arbitrator’s, mediator’s or referee’s decision, finding, award or recommendation; or (z) charter, rule, regulation or other organizational or governance document of any self-regulatory or governing body or organization. For the avoidance of doubt, the term “Legal Requirements” shall include, and be deemed to include, all applicable Gaming Laws.

Lender – the lender under the CMBS Financing.

LET – Live Entertainment Tax.

Managed Resorts – collectively, the Resort and the Other Managed Resorts.

Manager – as defined in the Preamble.

Manager Confidential Information – information relating to Manager’s business that derives value, actual or potential, from not being generally known to others (including information disclosed to Manager by Manager’s service providers and licensors under an obligation of confidentiality), including all Manuals, Proprietary Information and Systems (for the purposes of this definition only, the reference to Guest Data in the definition of Proprietary Information and Systems is hereby amended to specifically exclude Resort Guest Data), Guest Data (excluding Resort Guest Data), fees and terms of all Shared and/or Centralized Services, and any documents and information specifically designated by Manager orally or in writing as confidential or by its nature would reasonably be understood to be confidential or proprietary, to which Tenant obtains access by virtue of the relationship between the Parties.

Manager Event of Default – as defined in Section 13.2.1.

Manager Indemnified Parties – as defined in Section 9.3.1.

Manager Operated Areas – areas of the Resort managed and Operated by Manager pursuant to this Agreement, including the Hotel.

Manager’s Gross Negligence or Willful Misconduct – a determination by final adjudication of any gross negligence, knowingly willful misconduct, or fraud committed by Manager or its Affiliates in the performance of Manager’s duties under this Agreement; provided, however, that (a) the acts or omissions of Operating Personnel shall not be imputed to Manager or its Affiliates, or any Corporate Personnel, or otherwise deemed to constitute Manager’s Gross Negligence or Willful Misconduct, and (b) no settlement by either Party in good faith of any Claims (including Claims by Operating Personnel) shall be deemed to create any presumption that the acts or omissions giving rise to such Claims constitute Manager’s Gross Negligence or Willful Misconduct.

Manuals – all written, digitized, computerized or electronically formatted manuals and other documents and materials prepared and used by Manager or its Affiliates for “Harrah’s” brand hotels and casinos, as instructions, requirements, guidance or policy statements with respect to Manager’s or its Affiliates’ chain of “Harrah’s” brand hotels and casinos, which are loaned or otherwise made available to Tenant, including design guidance for the Physical Standards.

Markers – the meaning ascribed to the term “Credit instrument” in NRS § 463.01467.

Mortgage – any real estate, leasehold, chattel mortgage, pledge, security agreement, deed of trust, security deed or similar document or instrument encumbering the Manager Operated Areas or any part thereof, together with all promissory notes, loan agreements or other documents relating thereto.

Mortgage Loan Agreement – that certain Second Amended and Restated Loan Agreement, dated as of the date hereof (as amended, restated, replaced, supplemented or otherwise modified from time to time), among JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., Credit Suisse AG, Cayman Islands Branch (f/k/a Credit Suisse, Cayman Islands Branch), Merrill Lynch Mortgage Lending, Inc., Goldman Sachs Mortgage Company, Morgan Stanley Mortgage Capital Holdings LLC, German American Capital Corporation and the other lenders that may become a party thereto from time to time, and Harrah’s Las Vegas Propco, LLC, Harrah’s Atlantic City Propco, LLC, Rio Propco, LLC, Flamingo Las Vegas Propco, LLC, Harrah’s Laughlin Propco, LLC and Paris Las Vegas Propco, LLC.

Mortgage Loan Default – as defined in Section 13.4.1.

Mortgagee – as defined in the Operating Leases.

[Nevada Gaming Authorities – collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and/or any other state and local regulatory and licensing bodies with authority over Gaming activities and devices in the State of Nevada.

Nevada Gaming Laws – all laws pursuant to which any Nevada Gaming Authority possesses regulatory, licensing or permit authority over Gaming or the distribution of Gaming Equipment, codified in NRS Chapter 463 and the regulations of the Nevada Gaming Commission promulgated thereunder.

New Jersey Gaming Authorities – collectively, the New Jersey Casino Control Commission, the Division of Gaming Enforcement, and/or any other state and local regulatory and licensing bodies with authority over gaming activities and devices in the State of New Jersey.

New Jersey Gaming Laws – all laws pursuant to which any New Jersey Gaming Authority possesses regulatory, licensing or permit authority over gaming or the distribution of gaming devices and associated equipment, codified in the New Jersey Casino Control Act, N.J.S.A. 5:12-1.1 et seq. and the regulations of the New Jersey Casino Control Commission promulgated thereunder.

NRS – the Nevada Revised Statutes, currently in effect and as amended from time to time.]

Operate, Operating or Operation – to manage, operate, use, maintain, market, promote, and provide other management or operations services to a hotel, casino and/or convention facility.

Operating Account – as defined in Section 5.3.1(a).

Operating Expenses – with respect to any period of time, all ordinary and necessary expenses incurred in the Operation of the Manager Operated Areas, including all (a) Operating Personnel Costs and all other Reimbursable Expenses, (b) all expenses for maintenance and repair, (c) costs for utilities, (d) administrative expenses, including all costs and expenses relating to the Bank Accounts and Certified Financial Reports, (e) costs and expenses for marketing, advertising and promotion of the Manager Operated Areas, and (f) amounts payable to Manager as set forth in this Agreement, all as determined in accordance with GAAP and the Uniform System, but expressly excluding the following: (i) Operating Fees; (ii) Taxes; (iii) Insurance Costs; (iv) any expenditures for Routine Capital Improvements, Building Capital Improvements or ROI Capital Improvements; (v) costs for the rental of real or personal property (except, with respect to personal property, rentals incurred directly in connection with revenue generating activities); (vi) costs for the administration of Tenant (including any board or shareholder meetings) or Tenant’s personnel (other than Operating Personnel), including salaries, wages, employee benefits and reimbursements of Tenant’s directors, officers, employees or agents; (vii) interest; and (viii) fees and costs for professional services, including the fees and expenses of attorneys, accountants and appraisers, incurred directly or indirectly in connection with any category of expense that is not itself an Operating Expense.

Operating Fees – collectively, the Base Fee and Incentive Fee.

[Operating Leases – means those certain Operating Leases between Tenant and Landlord, one for the “Hotel Components” and one for the “Casino Components”, each dated as of January 28, 2008, as amended from time to time.]

Operating Permits – shall have the meaning set forth in Section 15.3.6.

Operating Personnel – all Individuals performing services to be provided pursuant to this Agreement in the name of Manager or its Affiliates at the Manager Operated Areas during the Term, whether such Individuals are employed by Tenant, Manager or an Affiliate of Tenant or Manager.

Operating Personnel Costs – the direct salaries, wages and fringe benefits paid to, payable to, or accrued for the benefit of any Operating Personnel, including: (a) contributions required pursuant to Applicable Laws including minimum wages under collective bargaining agreements, and wages and benefits under employment agreements; (b) employment taxes; (c) pension fund contributions; (d) group life, accident and health insurance premiums; (e) profit sharing; (f) retirement benefits; (g) disability benefits; and (h) recruitment and relocation expenses.

Operating Standard – at a standard and level of quality consistent with the standard and level of quality applicable to the Operation of the Resort on the date hereof.

Operating Year – each calendar year during the Term, except that the first (1st) Operating Year (if not commenced on January 1st) shall be a partial year beginning on the Effective Date, and ending on the following December 31st, and if this Agreement is terminated effective on a date other than December 31st in any year, then the last Operating Year shall also be a partial year commencing on January 1st of the year in which such expiration or termination occurs and ending on the effective date of expiration or termination.

Other CMBS Entities – the Entities set forth on Exhibit “B”.

Other Managed Resorts – those hotels and casinos, time-share, interval ownership facilities, vacation clubs, and other lodging facilities and residences that are owned and/or Operated by Manager or its Affiliates under brands of HET and its Affiliates, third-party brand or no brand.

Out-of-Pocket Expenses – the reasonable out-of-pocket costs (with no mark-up or profit to Manager) incurred by Manager or its Affiliates in performing its services under this Agreement, including air and ground transportation, meals, lodging, taxis, gratuities, document reproduction, printing, promotional materials, stationery, postage, long-distance telephone calls and facsimiles.

Ownership Interests – all forms of ownership, whether legal or beneficial, voting or non-voting, including stock, partnership interests, limited liability company membership or ownership interests, joint tenancy interests, proprietorship interests, trust beneficiary interests, proxy interests, power-of-attorney interests, and all options, warrants and instruments convertible into such other interests, and any other right, title or interest not included in this definition that constitutes a form of direct or indirect ownership in a Person.

Parent Company – with respect to any Party, an Entity that holds a majority of the Ownership Interest in such Party, whether directly or indirectly through an Ownership Interest in one (1) or more other Entities holding an Ownership Interest in such Party.

Parking & Driveway Areas – the parking structure and driveways servicing the Resort and the general public.

Party or Parties – as defined in the Preamble.

Payroll Account – as defined in Section 5.3.1(b).

Person – any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Physical Standards – the standards of design, construction, furnishing and equipping (including, but not limited to, FF&E) that are consistent with the standard applicable to the Operation of the Resort on the date hereof.

Prohibited Person – means a Person that (a) is a Competitor; (b) is generally recognized in the community as being a Person of ill repute or is in any other manner a Person with whom a prudent businessperson would not wish to associate in a commercial venture; or (c) is a Person that would result in the denial, threatened denial, loss or threatened loss of any liquor license held or applied for in connection with the Manager Operated Areas or Manager’s or its Affiliates’ compliance with any Gaming Laws or Anti-Terrorism Laws.

Properties – as defined in the CMBS Financing Documents.

Property-Specific License Agreement – as defined in the Recitals.

Proprietary Information and Systems – collectively, (a) certain proprietary information, techniques and methods of operating gaming, hotel and related businesses; (b) certain proprietary information, techniques and methods of designing games used in gaming and related businesses; (c) certain proprietary information, techniques and methods of training employees in the gaming, hotel and related businesses; (d) certain proprietary business plans, projections and marketing, advertising and promotion plans, strategies, and systems, in the case of (a) through (d), which have been developed and/or acquired over many years through the expenditure of time, money and effort and which Manager and its Affiliates maintain as confidential and as a Trade Secret(s); and (e) Guest Data, as well as any Copyrights, Software, Manuals, and Identifiers related to any of the foregoing.

Proprietary Rights – those Trademarks, Identifiers, Guest Data (excluding the Resort Guest Data), Software, Manuals and other Manager Confidential Information, and other property rights and interests that are part of the system for operating the “Harrah’s” brand hotels and casinos, or by their nature would reasonably be understood to be proprietary to Manager, HET or their Affiliates and not solely to Tenant.

Purchasing Program – as defined in Section 5.4.

Reimbursable Expenses – the following expenses incurred by Manager or any of its Affiliates: (a) all Operating Personnel Costs; (b) all amounts paid by Manager (x) pursuant to the Shared Services Agreement and (y) to third parties relating to Third-Party Centralized Services, in each case pursuant to Section 4.1; (c) all Out-of-Pocket Expenses incurred by Manager directly in connection with its Operation of the Manager Operated Areas; (d) the reasonable per diem charge as established by Manager from time to time for personnel of Manager or its Affiliates assigned to special projects for the Manager Operated Areas; (e) payments made or incurred in accordance with the terms and conditions of this Agreement by Manager or its Affiliates, or its or their employees to third parties for goods and services (i) in the ordinary course of business in the Operation of the Manager Operated Areas (at prices and on terms and at a level of quality at least as favorable to Tenant as generally available in the relevant market and consistent with terms made available to substantially all Other Managed Resorts receiving such goods and services), (ii) as permitted under this Agreement, or (iii) as otherwise approved by Tenant; (f) all Taxes, assessments, duties, levies or charges (other than Manager’s income taxes) imposed by any Governmental Authority against any reimbursements payable to Manager under this Agreement for expenses incurred for Tenant’s account, including the other Reimbursable Expenses listed herein; and (g) costs incurred by Operating Personnel in attending management conferences and seminars organized by the corporate divisions of Manager or its Affiliates, and any costs of Corporate Personnel in presenting and/or training the Operating Personnel at such conferences and seminars.

Rents – without duplication, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas-or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Tenant (or employees of Tenant) from any and all sources arising from or attributable to the operation of the Manager Operated Areas, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Tenant or Manager or any Alternate Manager or the Third Party Operated Areas (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

Resort – as defined in the Recitals.

Resort Guest Data – that portion of the Guest Data that is comprised of all guest and/or customer profiles, contact information (including addresses, phone numbers, facsimile numbers and email addresses), histories, preferences, and all other information in the possession of Manager, whether private or public (including credit card and other financial information), that is obtained by Manager in the ordinary course of business from or about such guests and/or customers from any source whatsoever and concerning, related to, or arising from (a) the transient occupancy aspects of the Manager Operated Areas during such guests’ and customers’ stay or visit at the Resort or such guests’ and customers’ visits to, use of, or participation in any websites, databases, or programs from which information is collected and (b) the Casino, including such guests’ or customers’ gambling activity and history in the Casino, including any Copyrights related to the foregoing or to compilations or derivative works thereof.

Revenue – all Rents and items of income or revenue (of any kind) on an aggregate basis collected from the Operation of all of the Properties.

ROI Capital Improvements – all alterations, improvements, replacements, renewals and additions to the Manager Operated Areas that are capitalized under GAAP and involve a material change in the primary use of, or a material physical expansion or alteration of, the Manager Operated Areas (including adding or removing guest rooms or meeting rooms, or changing the configuration of the Manager Operated Areas).

Routine Capital Improvements – all maintenance, repairs, alterations, improvements, replacements, renewals and additions to the Manager Operated Areas (including replacements and renewals of FF&E and Supplies, exterior and interior painting, resurfacing of walls and floors, resurfacing parking areas and replacing folding walls) that are capitalized under GAAP and not depreciated as real property. For avoidance of doubt, Routine Capital Improvements expressly exclude Building Capital Improvements and ROI Capital Improvements.

Shared Services – as defined in Section 4.1.

Shared Services Agreement – as defined in the Recitals.

Shared Services Charges – as defined in Section 4.2.

Software – all computer software (including source code, object code, algorithms, and user interface) and accompanying documentation (including all future enhancements, upgrades, additions, substitutions and other modifications thereof) provided to Tenant by Manager or third-parties designated by Manager for use in the Managed Resorts.

Subject Fees – as defined in the Mortgage Loan Agreement.

Supplies – all operating supplies and equipment used in the Operation of the Manager Operated Areas.

System License Agreement – as defined in the Recitals.

System Standards – collectively, the Physical Standards and the Operating Standards.

System Standards Deficiency Notice – as defined in Section 5.1.2.

Taxes – all taxes, assessments, duties, levies and charges, including ad valorem taxes on real property, personal property taxes and business and occupation taxes, imposed by any Governmental Authority against Tenant in connection with the ownership or Operation of the Manager Operated Areas, but expressly excluding income, franchise or similar taxes imposed on Tenant.

Tenant – as defined in the Preamble.

Tenant Confidential Information – information relating to the Resort and/or Tenant’s business that derives value, actual or potential, from not being generally known to others, including any Tenant Proprietary Information and Systems and any documents and information specifically designated by Tenant orally or in writing as confidential or by its nature would reasonably be understood to be confidential or proprietary, to which Manager obtains access by virtue of the relationship between the Parties.

Tenant Event of Default – as defined in Section 13.3.1.

Tenant Indemnified Parties – as defined in Section 9.3.2.

Tenant Proprietary Information and Systems – anything falling within subsections (a) through (d) of the definition of Proprietary Information and Systems to the extent prepared, designed, created or collected for the sole use and benefit of the Manager Operated Areas.

Tenant’s Representative – as defined in Section 16.6.

Term – as defined in Section 13.1.

Third-Party Centralized Services – as defined in Section 4.1.

Third-Party Operating Agreement – a lease and/or management agreement pursuant to which a Third-Party Operator manages and operates one or more Third-Party Operated Areas.

Third-Party Operated Areas – areas of the Resort managed and operated by one or more third-party lessees or managers pursuant to lease and/or management agreements in effect as of the date hereof or entered into from time to time hereafter.

Third-Party Operator – a third-party lessee or manager that manages and operates one or more Third-Party Operated Areas.

Trademarks – all current and future trademarks, trade names, service marks, designs, logos, symbols, product configuration, industrial design, trade dress, slogans and other indicia of origin for the “Harrah’s” brand or any of the Shared Services, including all derivations of any of the foregoing.

Transfer – any Assignment or Transfer of Ownership Interests.

Transfer of Control – any Transfer of Ownership Interests of a Party that results in either (a) a transfer of fifty percent (50%) or more of the Ownership Interests in such Party or any Parent Companies of such Party, if any; or (b) the loss of the right to direct or control the management of the day-to-day operations of such Party.

Transfer of Ownership Interests – any (a) sale, assignment, disposition, conveyance, gift, pledge or other transfer, in whole or in part, of any Ownership Interests in a Party or any Parent Companies of such Party, if any, including any change in the Equity Owners of Tenant, (b) merger, consolidation, reorganization or other restructuring of such Party or any Parent Companies of such Party, if any, (c) issuance of additional Ownership Interests in such Party or any Parent Companies of such Party, if any, that would have the effect of diluting voting rights or beneficial ownership of the Ownership Interests in such Party or any Parent Companies of such Party, if any, in each case whether voluntary, involuntary, by operation or law or otherwise (including as a result of any divorce, bankruptcy, insolvency or dissolution proceedings, by declaration of or transfer in trust, or under a will or the laws of intestate succession).

Transition Period – as defined in Section 13.4.3(b).

Transition Period Commencement Date – as defined in Section 13.4.3(b).

Transition Services – as defined in Section 13.4.3(b).

Uniform System – the Uniform System of Accounts for the Lodging Industry that is published by the Hotel Association of New York City, Inc. and approved by the American Hotel & Motel Association, in effect at the time in question (currently, the 10th Revised Edition, 2006).

Working Capital – with respect to any portion of the Manager Operated Areas, funds which are reasonably necessary for the day-to-day operation of such Manager Operated Area’s business in accordance with this Agreement.

EXHIBIT “B”

OTHER CMBS ENTITIES

[Item No.	Legal Name	Domicile
1.	Cinderlane, Inc.	NV

2.	Flamingo Las Vegas Holding, Inc.	NV

3.	Flamingo Las Vegas Mezz 1, LLC	DE

4.	Flamingo Las Vegas Mezz 2, LLC	DE

5.	Flamingo Las Vegas Mezz 3, LLC	DE

6.	Flamingo Las Vegas Mezz 4, LLC	DE

7.	Flamingo Las Vegas Mezz 5, LLC	DE

8.	Flamingo Las Vegas Mezz 6, LLC	DE

9.	Flamingo Las Vegas Mezz 7, LLC	DE

10.	Flamingo Las Vegas Mezz 8, LLC	DE

11.	Flamingo Las Vegas Mezz 9, LLC	DE

12.	Flamingo Las Vegas Operating Company, LLC	NV

13.	Flamingo Las Vegas Propco, LLC	DE

14.	Harrah’s Atlantic City Holding, Inc.	NJ

15.	Harrah’s Atlantic City Mezz 1, LLC	DE

16.	Harrah’s Atlantic City Mezz 2, LLC	DE

17.	Harrah’s Atlantic City Mezz 3, LLC	DE

18.	Harrah’s Atlantic City Mezz 4, LLC	DE

19.	Harrah’s Atlantic City Mezz 5, LLC	DE

20.	Harrah’s Atlantic City Mezz 6, LLC	DE

21.	Harrah’s Atlantic City Mezz 7, LLC	DE

22.	Harrah’s Atlantic City Mezz 8, LLC	DE

23.	Harrah’s Atlantic City Mezz 9, LLC	DE

24.	Harrah’s Atlantic City Operating Company, LLC	NJ

25.	Harrah’s Atlantic City Propco, LLC	DE

26.	Harrah’s Las Vegas, Inc.	NV

27.	Harrah’s Las Vegas Mezz 1, LLC	DE

28.	Harrah’s Las Vegas Mezz 2, LLC	DE

29.	Harrah’s Las Vegas Mezz 3, LLC	DE

30.	Harrah’s Las Vegas Mezz 4, LLC	DE

31.	Harrah’s Las Vegas Mezz 5, LLC	DE

32.	Harrah’s Las Vegas Mezz 6, LLC	DE

[Item No.	Legal Name	Domicile
33.	Harrah’s Las Vegas Mezz 7, LLC	DE

34.	Harrah’s Las Vegas Mezz 8, LLC	DE

35.	Harrah’s Las Vegas Mezz 9, LLC	DE

36.	Harrah’s Las Vegas Propco, LLC	DE

37.	Harrah’s Laughlin, Inc.	NV

38.	Harrah’s Laughlin Mezz 1, LLC	DE

39.	Harrah’s Laughlin Mezz 2, LLC	DE

40.	Harrah’s Laughlin Mezz 3, LLC	DE

41.	Harrah’s Laughlin Mezz 4, LLC	DE

42.	Harrah’s Laughlin Mezz 5, LLC	DE

43.	Harrah’s Laughlin Mezz 6, LLC	DE

44.	Harrah’s Laughlin Mezz 7, LLC	DE

45.	Harrah’s Laughlin Mezz 8, LLC	DE

46.	Harrah’s Laughlin Mezz 9, LLC	DE

47.	Harrah’s Laughlin Propco, LLC	DE

48.	Rio Mezz 1, LLC	DE

49.	Rio Mezz 2, LLC	DE

50.	Rio Mezz 3, LLC	DE

51.	Rio Mezz 4, LLC	DE

52.	Rio Mezz 5, LLC	DE

53.	Rio Mezz 6, LLC	DE

54.	Rio Mezz 7, LLC	DE

55.	Rio Mezz 8, LLC	DE

56.	Rio Mezz 9, LLC	DE

57.	Rio Property Holding, LLC	NV

58.	Rio Properties, Inc.	NV

59.	Rio Propco, LLC	DE

60.	Paris Las Vegas Holding, Inc.	NV

61.	Paris Las Vegas Mezz 1, LLC	DE

62.	Paris Las Vegas Mezz 2, LLC	DE

63.	Paris Las Vegas Mezz 3, LLC	DE

64.	Paris Las Vegas Mezz 4, LLC	DE

65.	Paris Las Vegas Mezz 5, LLC	DE

66.	Paris Las Vegas Mezz 6, LLC	DE

67.	Paris Las Vegas Mezz 7, LLC	DE

[Item No.	Legal Name	Domicile
68.	Paris Las Vegas Mezz 8, LLC	DE

69.	Paris Las Vegas Mezz 9, LLC	DE

70.	Paris Las Vegas Operating Company, LLC	NV

71.	Paris Las Vegas Propco, LLC	DE

72.	Twain Avenue, Inc.	NV]

EXHIBIT “C”

ENVIRONMENTAL DISCLOSURES

None.

C-1